                                                                   EXHIBIT 10.16










                               S U B L E A S E

                      PRESIDIO GOLF LIMITED PARTNERSHIP

                                 SUBLANDLORD


                                     AND


              _________________________________________________

                                  SUBTENANT


                DATED AS OF __________________________, 199__











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                               TABLE OF CONTENTS


ARTICLE                                                                     PAGE
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
1    SUBLEASED PROPERTY ....................................................  5

2    TERM ..................................................................  5
     2.1    Initial Term ...................................................  5
     2.2    Extended Terms .................................................  5

3    RENT ..................................................................  6
     3.1    Rent ...........................................................  6
     3.2    Base Rent ......................................................  6
     3.3    Additional Rent ................................................  6
            3.3.1  Quarterly Calculation and Payment of Additional Rent ....  6
            3.3.2  Annual Reconciliation ...................................  7
            3.3.3  Record-keeping ..........................................  7
            3.3.4  Audits ..................................................  8
     3.4    Additional Charges .............................................  8
     3.5    Late Payment of Rent ...........................................  9
     3.6    Net Sublease ...................................................  9

4    IMPOSITIONS ........................................................... 10
     4.1    Payment of Impositions ......................................... 10
     4.2    Information and Reporting ...................................... 10
     4.3    Assessment Challenges .......................................... 10
     4.4    Prorations ..................................................... 10
     4.5    Refunds ........................................................ 11
     4.6    Utility Charges ................................................ 11
     4.7    Assessment Districts ........................................... 11

5    SUBTENANT WAIVERS ..................................................... 11
     5.1    No Termination, Abatement, Etc ................................. 11
     5.2    Condition of the Subleased Property ............................ 12

6    OWNERSHIP OF PROPERTY ................................................. 13
     6.1    Subleased Property ............................................. 13
     6.2    Sublandlord's Personal Property ................................ 13
     6.3    Subtenant's Personal Property .................................. 13
     6.4    Purchase of Subtenant's Personal Property ...................... 14
     6.5    Removal of Personal Property ................................... 14
     6.6    Sublandlord's Waivers .......................................... 15


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
ARTICLE                                                                    PAGE
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
     6.7    Collateral Agreements ........................................  15

7    USE OF SUBLEASED PROPERTY ...........................................  16
     7.1    Use ..........................................................  16
     7.2    Specific Prohibited Uses .....................................  16
     7.3    Sublandlord to Grant Easements, Etc...........................  17

8    HAZARDOUS MATERIALS .................................................  17
     8.1    Subtenant Representations ....................................  17
            8.1.1  Reports ...............................................  17
     8.2    Remediation ..................................................  18
     8.3    Subtenant's Indemnification of Sublandlord and Others ........  18
     8.4    Survival of Indemnification Obligations ......................  19

9    MAINTENANCE AND REPAIR ..............................................  19
     9.1    Subtenant's Sole Obligation - General ........................  19
     9.2    Clubhouse Facility Maintenance ...............................  19
     9.3    Golf Course Maintenance ......................................  20
     9.4    Waiver of Statutory Obligations ..............................  20
     9.5    Mechanic's Liens .............................................  20
     9.6    Surrender of Subleased Property ..............................  21
     9.7    Transfer of Operating Permits ................................  21

10   SUBTENANT'S IMPROVEMENTS ............................................  21
     10.1   Subtenant's Right to Construct ...............................  21
     10.2   Scope of Right ...............................................  21
     10.3   Cooperation of Sublandlord ...................................  22
     10.4   Commencement of Construction .................................  22
     10.5   Rights in Subtenant Improvements .............................  23

11   LIENS, ENCROACHMENTS AND OTHER TITLE MATTERS ........................  24
     11.1   Liens ........................................................  24
     11.2   Encroachments and Other Title Matters ........................  25

12   PERMITTED CONTESTS ..................................................  26

13   INSURANCE ...........................................................  27
     13.1   General Insurance Requirements ...............................  27
            13.1.1  All Risk .............................................  27
            13.1.2  Liability ............................................  27
            13.1.3  Flood ................................................  28


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
ARTICLE                                                                     PAGE
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
             13.1.4  Worker's Compensation .................................  28
             13.1.5  Rent Loss .............................................  28
             13.1.6  Other Insurance .......................................  28
     13.2    Replacement Cost ..............................................  28
     13.3    Waiver of Subrogation .........................................  28
     13.4    Form Satisfactory, Etc ........................................  28
     13.5    Change in Limits ..............................................  29
     13.6    Blanket Policy ................................................  29

14   APPLICATION OF INSURANCE PROCEEDS .....................................  30
     14.1    Insurance Proceeds ............................................  30
             14.1.1  Disbursement of Proceeds ..............................  30
             14.1.2  Excess Proceeds .......................................  31
     14.2    Reconstruction Covered by Insurance ...........................  31
             14.2.1  Destruction Rendering Facility Unsuitable for its
                     Primary Use ...........................................  31
             14.2.2  Destruction Not Rendering Facility Unsuitable for
                     its Primary Use .......................................  31
             14.2.3  Costs of Repair .......................................  32
     14.3    Reconstruction Not Covered by Insurance .......................  32
     14.4    No Abatement of Rent ..........................................  32
     14.5    Waiver ........................................................  32
     14.6    Damage Near End of Term .......................................  32

15   CONDEMNATION ..........................................................  33
     15.1    Total Taking ..................................................  33
     15.2    Partial Taking ................................................  33
     15.3    Restoration ...................................................  33
     15.4    Award Distribution ............................................  33
     15.5    Temporary Taking ..............................................  33

16   EVENTS OF DEFAULT .....................................................  34
     16.1    Events of Default .............................................  34
     16.2    Payment of Costs ..............................................  36
     16.3    Exceptions ....................................................  37
     16.4    Certain Remedies ..............................................  37
     16.5    Damages .......................................................  37
     16.6    Additional Remedies ...........................................  38
     16.7    Appointment of Receiver .......................................  38
     16.8    Waiver ........................................................  38
     16.9    Application of Funds ..........................................  38

17   SUBLANDLORD'S RIGHT TO CURE SUBTENANT'S DEFAULT .......................  38


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
ARTICLE                                                                     PAGE
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
18   OPERATIONS/CAPITAL EXPENDITURES........................................ 39
     18.1   Annual Plan..................................................... 39
     18.2   Funding of Capital Expenditure Reserve Account.................. 40

19   LEGAL REQUIREMENTS..................................................... 41

20   HOLDING OVER........................................................... 41

21   UPREIT UNITS/REIT SHARES/LETTER OF CREDIT/SECURITY DEPOSIT............. 41
     21.1   Security Deposit................................................ 41
     21.2   Officer's Certificate/Audit..................................... 42
     21.3   Terms of Letter of Credit....................................... 42
     21.4   Draws Against Letter of Credit/Alternative Security;
            Application of Proceeds......................................... 43
     21.5   Renewal of Letter of Credit..................................... 43
     21.6   Other Security.................................................. 43

22   IMPOUNDS............................................................... 44

23   INDEMNIFICATION; RISK OF LOSS.......................................... 44
     23.1   Subtenant's Indemnification..................................... 44
     23.2   Sublandlord's Indemnification of Subtenant...................... 45
     23.3   Mechanics of Indemnification.................................... 45
     23.4   Survival of Indemnification Obligations......................... 46
     23.5   Risk of Loss.................................................... 46

24   SUBSUBLETTING AND ASSIGNMENT........................................... 46
     24.1   Prohibition Against Subsubletting and Assignment................ 46
     24.2   Changes in Control.............................................. 47
            24.2.1  Financial Covenants..................................... 47
            24.2.2  Operating Standards..................................... 47
            24.2.3  Commitment to the Golf Industry......................... 48
     24.3   Subsubleases.................................................... 48
            24.3.1  Permitted Subsubleases.................................. 48
            24.3.2  Terms of Subsublease.................................... 48
            24.3.3  Copies.................................................. 48
            24.3.4  Assignment of Rights in Subsubleases.................... 49
            24.3.5  Licenses, Etc........................................... 49
     24.4   Assignment...................................................... 49
     24.5   REIT Limitations................................................ 49



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
ARTICLE                                                                    PAGE
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
25   OFFICER'S CERTIFICATES AND OTHER STATEMENTS.........................   50
     25.1   Officer's Certificates.......................................   50
     25.2   Financial Reporting..........................................   51
            25.2.1  Monthly Financial Information........................   51
            25.2.2  Quarter Financial Information........................   51
            25.2.3  Annual Financial Statements..........................   52
            25.2.4  Other Information....................................   52
            25.2.5  Standard Reporting Format............................   53
     25.3   Environmental Statements.....................................   53

26   SUBLANDLORD MORTGAGES...............................................   53
     26.1   Sublandlord May Grant Liens..................................   53
     26.2   Subtenant's Non-Disturbance Rights...........................   53
     26.3   Breach by Sublandlord........................................   54
     26.4   Facility Mortgage Protection.................................   54
     26.5   Attornment...................................................   54
     26.6   Facility Mortgagee or Successor Owner as Sublandlord.........   55
     26.7   Prepayments and Modifications of the Sublease................   55

27   MISCELLANEOUS.......................................................   56
     27.1   Sublandlord's Right to Inspect...............................   56
     27.2   No Waiver....................................................   56
     27.3   Remedies Cumulative..........................................   56
     27.4   Acceptance of Surrender......................................   56
     27.5   No Merger of Title...........................................   56
     27.6   Conveyance by Sublandlord....................................   56
     27.7   Quiet Enjoyment..............................................   57
     27.8   Notices......................................................   57
     27.9   Survival of Claims...........................................   57
     27.10  Invalidity of Terms or Provisions............................   57
     27.11  Prohibition Against Usury....................................   57
     27.12  Amendments to Sublease.......................................   57
     27.13  Successors and Assigns.......................................   57
     27.14  Titles.......................................................   57
     27.15  Governing Law................................................   58
     27.16  Memorandum of Sublease.......................................   58
     27.17  Attorneys' Fees..............................................   58
     27.18  Non-Recourse as to Sublandlord...............................   58
     27.19  No Relationship..............................................   58
     27.20  Signs; Reletting.............................................   58
     27.21  Golf Course Name.............................................   58


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
ARTICLE                                                                    PAGE
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
28   SUBTENANT MORTGAGES .................................................  59

29   MASTER LEASE ........................................................  59
     29.1   Subtenant's Obligation to Comply with Master Lease ...........  59
     29.2   Subordination and Estoppel ...................................  59
     29.3   Lessor's Rights under Master Lease ...........................  59

30   TENANT'S STRUCTURE ..................................................  60

31   RIGHT OF FIRST OFFER ................................................  60
     31.1   Exercise of First Offer Right ................................  60
     31.2   Further Documentation ........................................  61
     31.3   Purchase Price ...............................................  61
     31.4   Mechanics of Purchase ........................................  61
     31.5   REIT Qualification Limitation ................................  62
     31.6   Effectiveness of First Offer Right ...........................  62


EXHIBITS:

EXHIBIT A  -    Defined Terms: Interpretation
EXHIBIT B  -    Legal Description of the Land
EXHIBIT C  -    Other Leased Property
EXHIBIT D  -    Operating Standards
EXHIBIT E  -    Standard Reporting Format
EXHIBIT F  -    Base Rent Schedule
EXHIBIT G  -    Baseline Revenue Schedule
EXHIBIT H  -    Master Lease
EXHIBIT I  -    Construction Budget - Preapproved Subtenant Improvements






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                                   SUBLEASE

     THIS SUBLEASE ("Sublease"), dated ______________________, 199__ , is entered into by and between PRESIDIO GOLF LIMITED PARTNERSHIP, a Delaware limited partnership ("Sublandlord"), and ___________________________________, a
Delaware limited liability company ("Subtenant"). This Sublease consists of the recitals below, the Basic Sublease Provisions, the Detailed Sublease Provisions, the Joinder and Exhibits A through I, all of which are incorporated herein by this reference. Capitalized terms used herein have the meanings assigned to such terms in Exhibit A.

                             W I T N E S S E T H:

     WHEREAS, Sublandlord, as tenant, and Billings-Gassaway, L.P., a Tennessee limited partnership, as landlord (Billings-Gassaway, L.P. and its successors and assigns from time to time being defined as the "Lessor"), have heretofore entered into that certain Agreement of Lease and Option to Purchase dated May 23, 1997 (as amended from time to time, the "Master Lease"), providing for the leasing of (i) that certain 36-hole golf course commonly known as Memphis National Golf Club located in Collierville, Tennessee and comprising the Land (as hereinafter defined), and (ii) certain improvements and other personal property located thereon, all as more particularly described in the Master Lease for a lease term ending June 30, 2042 (a copy of the Master Lease is attached hereto as Exhibit H);

     WHEREAS, Sublandlord desires to sublease the Land together with the balance of the Subleased Property (as hereinafter defined) to Subtenant, and Subtenant desires to sublease same from Sublandlord, upon the terms and subject to the conditions hereinafter set forth;

     NOW, THEREFORE, in consideration of the covenants and agreements hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby covenant and agree as follows:

                          BASIC SUBLEASE PROVISIONS

     1.    ADDITIONAL RENT:  Means the amount, if any, by which (a) the sum of:

           (i) the Applicable Percentage of the amount by which Golf Course Revenue for any Fiscal Year exceeds the Baseline Golf Course Revenue; and

           (ii) the Applicable Percentage of the amount by which Other Revenue for any Fiscal Year exceeds the Baseline Other Revenue exceeds (b) the Base Rent Escalation for such Fiscal Year. (See Section
      3.3 of the Detailed Sublease Provisions.)

     2.   ADDRESS FOR PAYMENTS:

          Sublandlord:

              Presidio Golf Limited Partnership
              c/o Arnold Palmer Golf Management
              Building 106, Montgomery Street
              Presidio Main Post, P.O. Box 29355
              San Francisco, California 94129

              (See Section 3.1 of the Detailed Sublease Provisions.)

     3.   ADDRESSES FOR NOTICES:

          Subtenant:

              c/o Arnold Palmer Golf Management LLC
              Building 106, Montgomery Street
              Presidio Main Post, P.O. Box 29355
              San Francisco, California 94129
              Attn:
                    ---------------------------------
              Fax:  (415) 561-4680

          Sublandlord:

              Presidio Golf Limited Partnership
              c/o Arnold Palmer Golf Management
              Building 106, Montgomery Street
              Presidio Main Post, P.O. Box 29355
              San Francisco, California 94129
              Attn:  Mr. George Haworth
              FAX:  (415)561-4680

              (See Section 27.8 of the Detailed Sublease Provisions.)

     4. ANNUAL BASE RENT: Means, with respect to the Fiscal Year commencing on the Commencement Date and ending on December 31st of such calendar year (the "First Fiscal Year"), the Initial Base Rent. On January 1 of the Fiscal Year following the First Fiscal Year, and on January 1 of each successive Fiscal Year during the Term, the Annual Base Rent shall be equal to the lower of (a) the Annual Base Rent applicable to the immediately preceding Fiscal Year multiplied by 103% or (b) the sum of (i) the Annual Base Rent applicable to the immediately preceding Fiscal Year plus (ii) the product of the Annual Base Rent applicable to


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the immediately preceding Fiscal Year multiplied by 200% of the annual percentage increase in the Consumer Price Index from January 1 of the immediately preceding Fiscal Year.

     5. APPLICABLE PERCENTAGE: Means 30% with respect to Golf Course Revenue and 5% with respect to Other Revenue.

     6. BASE RENT ESCALATION: Means, for any Fiscal Year, the amount by which the Annual Base Rent for such Fiscal Year exceeds the Initial Base Rent.

     7. BASELINE GOLF COURSE REVENUE: Means, for any Fiscal Year during the Term, $3,161,861.00.

     8. BASELINE OTHER REVENUE: Means, for any Fiscal Year during the Term, $1,405,786.00.

     9. COMMENCEMENT DATE:  Means ____________________, 199__.

     10. EXTENDED TERMS: Five (5) five-year terms (each, an "Extended Term" and collectively, the "Extended Terms").

     11. FACILITY: Means the Subleased Property consisting of a 36-hole golf course, clubhouse and related facilities located on the Land.

     12. FISCAL YEAR: Means the 12-month period from January 1 through December 31 of each year of the Term, or the applicable portions of the first and last Fiscal Years.

     13.  INITIAL BASE RENT:  Means $1,057,000.00.

     14.  INITIAL TERM:  15 years commencing on the Commencement Date.

                              LIST OF EXHIBITS:

                Exhibit A       Defined Terms; Interpretation

                Exhibit B       Legal Description of the Land

                Exhibit C       Other Leased Property

                Exhibit D       Operating Standards

                Exhibit E       Standard Reporting Format

                Exhibit F       Base Rent Schedule

                Exhibit G       Baseline Revenue Schedule

                Exhibit H       Master Lease

                         DETAILED SUBLEASE PROVISIONS

                                  ARTICLE 1

                              SUBLEASED PROPERTY

      Upon and subject to the terms and conditions set forth in this Sublease, Sublandlord subleases to Subtenant and Subtenant rents from Sublandlord all of Sublandlord's rights and interest in and to the following real property, improvements and related rights (collectively the "Subleased Property"):

           (a) the land described in Exhibit B attached hereto (collectively, the "Land");

           (b) all buildings, structures, Fixtures and other improvements of every kind including, but not limited to, alleyways and connecting tunnels, sidewalks, utility pipes, conduits and lines (on-site and off-site), parking areas, roadways, cart paths, bridges, lakes, irrigation systems, and course markers presently situated upon the Land, but not including any Subtenant Improvements (collectively, the "Subleased Improvements");

           (c) all easements, rights and appurtenances (including, without limitation, all water rights) relating to the Land and the Subleased Improvements (collectively, the "Related Rights"); and

           (d) all personal property owned by Sublandlord and located on the Land or in the Subleased Improvements ("Sublandlord's Personal Property").

                                  ARTICLE 2

                                     TERM

      2.1 INITIAL TERM. The initial Term of this Sublease shall commence on the Commencement Date.

      2.2 EXTENDED TERMS. Sublandlord grants Subtenant the right to extend the Term of this Sublease for the Extended Terms provided for in the Basic Sublease Provisions commencing upon the expiration of the Initial Term or the applicable Extended Term. Subtenant may exercise such right solely by giving written notice to Sublandlord of such extension at least 270 days prior to the termination of the then-current Term (time being of the essence). The exercise of such right shall be valid only if at the time of the giving of such notice and at the time of the commencement of the applicable Extended Term no Event of Default shall have occurred and be continuing. During the Extended Term, all of the terms and conditions of this Sublease shall continue in full force and effect, as the same may be amended, supplemented or modified.

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                                  ARTICLE 3

                                     RENT

      3.1  RENT.

           3.1.1 RENT GENERALLY. Subtenant will pay to Sublandlord in lawful money of the United States of America the Base Rent and Additional Rent during the Term. Payment of Base Rent and Additional Rent shall be paid at Sublandlord's address set forth in the Basic Sublease Provisions or at such other place or to such other Person as Sublandlord from time to time may designate in writing. If any payment owing hereunder shall otherwise be due on a day that is not a Business Day, such payment shall be due on the next succeeding Business Day. Subtenant's covenant to pay Base Rent, Additional Rent and any other sums due under this Sublease shall be independent of all other covenants contained in this Sublease.

           3.1.2 MASTER LEASE RENT. Without limiting any other provisions of this Article 3 or Article 29 below, Subtenant hereby agrees to pay, on or before the date which is five (5) Business Days prior to the due date under the Master Lease, any and all amounts due under the Master Lease (including, without, limitation, "Base Term Rent", as defined in the Master Lease) (collectively, the "Master Lease Rent") and to simultaneously mail evidence thereof to Sublandlord. The date which is five (5) Business Days prior to the due date of any amounts due under the Master Lease is hereinafter defined as the "Master Lease Rent Due Date".

      3.2 BASE RENT. Subtenant shall pay Base Rent to Sublandlord in advance on the first day of each calendar month (which Base Rent shall, for accounting purposes, consist of Annual Base Rent accruing during the respective Fiscal Year in equal monthly installments, but which Base Rent shall be payable for each month in the respective proportions described in Exhibit F); provided, however, that the first monthly installment shall be payable on the Commencement Date and the first and last month's payments shall be prorated as to any partial month.

      3.3 ADDITIONAL RENT. In addition to the Base Rent, Subtenant shall pay to Sublandlord Additional Rent in quarterly installments as provided in Section 3.3.1.

           3.3.1 QUARTERLY CALCULATION AND PAYMENT OF ADDITIONAL RENT. Subtenant shall calculate and pay Additional Rent for each Fiscal Quarter. The amount of the Additional Rent for the Second, Third and Fourth Fiscal Quarters shall account for any interim reconciliations made with respect to prior Fiscal Quarters in such Fiscal Year as certified by Subtenant to Sublandlord as provided by this Section 3.3.1, but subject to a final reconciliation as provided by Section 3.3.2. Within thirty
      (30) days after the end of each Fiscal Quarter, Subtenant shall deliver to Sublandlord an Officer's Certificate setting forth the calculation of Additional Rent for such Fiscal Quarter. If the Additional Rent for the period beginning on the first day of the current Fiscal Year and ending on the last day of the Fiscal Quarter just ended exceeds the sum of quarterly payments on account thereof previously made by Subtenant, Subtenant shall pay such deficiency to Sublandlord along with the Officer's Certificate. If the Additional Rent




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

      for the period beginning on the first day of the current Fiscal Year and ending on the last day of the Fiscal Quarter just ended is less than the sum of quarterly payments on account thereof previously made by Subtenant, Subtenant shall be entitled to deduct from its next Additional Rent payment(s) an amount equal to such difference. In calculating Additional Rent for any Fiscal Quarter, the Golf Course Revenue or Other Revenue, as the case may be, for the period beginning on the first day of the current Fiscal Year and ending on the last day of such Fiscal Quarter shall be compared to the Baseline Golf Course Revenue or Baseline Other Revenue for the same period as scheduled on Exhibit G attached hereto (which Exhibit G baseline period calculation shall be prorated based upon the actual number of days in any partial Fiscal Quarter occurring at the beginning or end of the Term).

           3.3.2 ANNUAL RECONCILIATION. Within 60 days after the end of each Fiscal Year, or after the expiration or termination of this Sublease, Subtenant shall deliver to Sublandlord an Officer's Certificate setting forth (i) the Golf Course Revenue and the Other Revenue for the Fiscal Year just ended, and (ii) a comparison of the amount of Additional Rent actually paid during such Fiscal Year versus the amount of Additional Rent actually owing on the basis of the annual calculation of the Golf Course Revenue and the Other Revenue. If the Additional Rent for such Fiscal Year exceeds the sum of the quarterly payments previously paid by Subtenant on account thereof, Subtenant shall pay such deficiency to Sublandlord along with such Officer's Certificate. If the Additional Rent for such Fiscal Year is less than the amount previously paid by Subtenant on account thereof, Sublandlord shall, at Sublandlord's option, either (i) remit to Subtenant its check in an amount equal to such difference, or (ii) grant Subtenant a credit against the payment of Additional Rent next coming due; provided, however, that if the amount of Additional Rent due for the next Fiscal Quarter is insufficient to exhaust such credit, Sublandlord shall remit to Subtenant its check in the amount of any remaining excess. The amount of the reconciliation payment, whether in favor of Sublandlord or Subtenant, shall bear interest at a rate equal to the rate payable on 90-day U.S. Treasury Bills as of January 1 of the year following the close of such Fiscal Year until the amount of such difference shall be paid or otherwise discharged.

           3.3.3 RECORD-KEEPING. Subtenant shall utilize an accounting system for the Subleased Property in accordance with its usual and customary practices and in accordance with accrual basis accounting principles applied on a basis consistent with the Other Leased Property which will accurately record all Golf Course Revenue and Other Revenue. Subtenant shall retain reasonably adequate records for each Fiscal Year conforming to such accounting system until at least five years after the expiration of such



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

      Fiscal Year (and in any event until the reconciliation described in Section 3.3.2 above for such Fiscal Year has been made).

           3.3.4 AUDITS. Sublandlord, at its own expense except as provided hereinbelow, shall have the right from time to time directly or through its accountants to audit the information set forth in the Officer's Certificate referred to in Section 3.3.2 and in connection with such audits to examine Subtenant's books and records with respect thereto (including supporting data, sales tax returns and Subtenant's work papers); provided, however, that any audit of the information contained in an Officer's Certificate referred to in Section 3.3.2 must be conducted, and the results thereof delivered to Subtenant, on or before one (1) year after delivery to Sublandlord of such Officer's Certificate. At the end of such one (1) year period, the information contained in the Officer's Certificate shall be final and binding upon Sublandlord and Subtenant, except with respect to any amount therein which Sublandlord has challenged in writing delivered to Subtenant on or before expiration of such one (1) year period and except that in the event that any audit by Sublandlord discloses that Subtenant has understated any revenue item by more than Fifty Thousand and no/100 Dollars ($50,000.00) and such understatement results in Golf Course Revenue and Other Revenue, collectively, being understated by more than five percent (5%) of the actual amount thereof, then Sublandlord shall have the right to audit all prior years' information which has not theretofore been audited by Sublandlord. If any such audit discloses a deficiency in the payment of Additional Rent, Subtenant shall forthwith pay to Sublandlord the amount of the deficiency, as finally agreed or determined, together with interest at the Overdue Rate from the date when said payment should have been made to the date of payment thereof; provided, however, that as to any audit that is commenced more than 12 months after the date Golf Course Revenue or Other Revenue for any Fiscal Year is reported by Subtenant to Sublandlord (i.e., to the extent permitted above), the deficiency, if any, with respect to such Golf Course Revenue or Other Revenue shall bear interest as permitted herein only from the date such determination of deficiency is made unless such deficiency is the result of gross negligence or willful misconduct on the part of Subtenant. If any such audit discloses that the Golf Course Revenue or Other Revenue for any Fiscal Year exceeds the Golf Course Revenue or Other Revenue reported by Subtenant by more than five percent (5%), Subtenant shall pay the reasonable cost of such audit and examination. Subtenant shall maintain, throughout the term of this Sublease, all books and records relating to Golf Course Revenue and Other Revenue received during such term.

      3.4 ADDITIONAL CHARGES. In addition to the Base Rent, Additional Rent and Master Lease Rent, (1) Subtenant shall also pay and discharge when due and payable all other amounts, liabilities, obligations and Impositions which Subtenant assumes or agrees to pay under this Sublease, and (2) in the event of any failure on the part of Subtenant to pay any of those items referred to in clause (1) above, Subtenant shall also pay and discharge every fine, penalty, interest and cost which may be added for non-payment or late payment of such items (the items referred to in clauses (1) and (2) above being referred to herein collectively as the "Additional

Charges"). Except as otherwise provided in this Sublease or as otherwise required by any third party entitled to receipt of Additional Charges, all Additional Charges shall be due and payable thirty (30) days after either Sublandlord or the applicable third party who may be billing Subtenant therefor shall deliver an invoice to Subtenant therefor. To the extent that Subtenant pays any Additional Charges to Sublandlord pursuant to any requirements of this Sublease, which charges are due and payable to a third party, Sublandlord shall pay such charges to such third party and, in any event, Subtenant shall be relieved of its obligation to pay such Additional Charges to the entity to which they would otherwise be due. Alternatively, with respect to Additional Charges payable to a third party, Subtenant may pay such charges directly to such third party and thereby be relieved of any obligation to pay such charges to Sublandlord.

     3.5 LATE PAYMENT OF RENT. Subtenant hereby acknowledges that late payment by Subtenant to Sublandlord of Base Rent, Additional Rent or Additional Charges will cause Sublandlord to incur costs not contemplated under the terms of this Sublease, the exact amount of which is presently anticipated to be extremely difficult to ascertain. Such costs may include processing and accounting charges and late charges which may be imposed on Sublandlord by the terms of any mortgage, deed of trust or lease covering the Subleased Property and other expenses of a similar or dissimilar nature. Accordingly, if any installment or payment of Base Rent, Additional Rent or Additional Charges (but only as to those Additional Charges which are payable directly to Sublandlord) shall not be paid or made within five (5) Business Days after its due date, Subtenant will pay Sublandlord on demand, as Additional Charges, a late charge equal to three percent (3%) of such installment or payment; provided, however, that if such payment or installment is not paid or made within ten (10) Business Days after its due date, the late charge shall be five percent (5%) of such installment or payment. The parties agree that this late charge represents a fair and reasonable estimate of the costs that Sublandlord will incur by reason of late payment by Subtenant. In addition to said late charge, if any installment or payment of Base Rent, Additional Rent or Additional Charges (but only as to those Additional Charges which are payable directly to Sublandlord) shall not be paid on, or made by, its due date, the amount unpaid shall bear interest, from the date such installment or payment was due until the date of payment thereof, computed at the Overdue Rate on the amount of such delinquent installment or payment, and Subtenant will pay such interest to Sublandlord on demand, as Additional Charges. The payment of such late charge or such interest, or both (as the case may be), shall not constitute a waiver, nor excuse or cure, of any default under this Sublease, nor prevent Sublandlord from exercising any other rights and remedies available to Sublandlord.

     3.6 NET SUBLEASE. The Base Rent, Additional Rent and Additional Charges shall be paid absolutely net to Sublandlord and without notice or demand and without set-off, counterclaim, recoupment, abatement, suspension, determent, deduction or defense, so that this Sublease shall yield to Sublandlord the full amount of the installments of Base Rent, Additional Rent and, subject to
Section 3.4 above, Additional Charges throughout the Term. The Master Lease Rent shall be paid to Lessor without notice or demand and without set-off, counterclaim, recoupment, abatement, suspension, determent, deduction or defense, except as otherwise expressly permitted in the Master Lease.

                                  ARTICLE 4

                                 IMPOSITIONS

     4.1 PAYMENT OF IMPOSITIONS. Subject to the terms of Article 22 hereof, Subtenant will pay, or cause to be paid, all Impositions before any fine, penalty, interest or cost may be added for non-payment, such payments to be made directly to the taxing authorities where feasible. All payments of Impositions shall be subject to Subtenant's right of contest pursuant to the provisions of Article 12. Without limitation of the foregoing, no later than fifteen (15) days prior to the due date of any Impositions, Subtenant shall furnish to Sublandlord copies of the bill(s) or invoices(s) for such Impositions and copies of Subtenant's check or other evidence of payment, and as soon as reasonably available after the payment of said Impositions, Subtenant shall promptly furnish to Sublandlord copies of official receipts, if available, or other satisfactory third party evidence of such payments, such as canceled checks.

     4.2 INFORMATION AND REPORTING. Sublandlord shall give prompt notice to Subtenant of all Impositions payable by Subtenant hereunder of which Sublandlord at any time has knowledge, but Sublandlord's failure to give any such notice shall in no way diminish Subtenant's obligations hereunder to pay such Impositions. Sublandlord and Subtenant shall, upon request of the other, provide such data as is maintained by the party to whom the request is made with respect to the Subleased Property as may be necessary to prepare any required returns and reports. In the event any applicable governmental authorities classify any property covered by this Sublease as personal property, Subtenant shall file all personal property tax returns in such jurisdictions where it must legally so file. Each party, to the extent it possesses the same, will provide the other party, upon request, with cost and depreciation records necessary for filing returns for any property so classified as personal property.

     4.3 ASSESSMENT CHALLENGES.  In addition to Subtenant's rights under
Article 12, Subtenant may, upon notice to Sublandlord and otherwise in compliance with Article 12, at Subtenant's option and at Subtenant's sole cost and expense, protest, appeal, or institute such other proceedings as Subtenant may deem appropriate to effect a reduction of real estate or personal property assessments and Sublandlord, at Subtenant's expense as aforesaid, shall reasonably cooperate with Subtenant in such protest, appeal, or other action.

     4.4 PRORATIONS. Impositions imposed in respect of the tax-fiscal period during which the Term terminates shall be adjusted and prorated between Sublandlord and Subtenant, whether or not such Imposition is imposed before or after such termination, and Subtenant's obligation to pay its prorated share thereof shall survive such termination. If any Imposition may, at the option of the taxpayer, lawfully be paid in installments (whether or not interest shall accrue on the unpaid balance of such Imposition), Subtenant may elect to pay in installments, in which event Subtenant shall pay all installments (and any accrued interest on the unpaid balance of the Imposition) that are due during the Term hereof before any fine, penalty, premium, further interest or cost may be added thereto.

     4.5 REFUNDS. If any refund shall be due from any taxing authority in respect of any Imposition paid by Subtenant, the same shall be paid over to or retained by Subtenant if no Event of Default shall have occurred hereunder and be continuing. Any such funds retained by Sublandlord due to an Event of Default shall be applied as provided in Article 16.

     4.6 UTILITY CHARGES. Subtenant shall pay or cause to be paid prior to delinquency charges for all utilities and services, including, without limitation, electricity, telephone, trash disposal, gas, oil, water, sewer, communication and all other utilities used in the Subleased Property during the Term.

     4.7 ASSESSMENT DISTRICTS. Sublandlord shall not voluntarily consent to or agree in writing to (i) any special assessment or (ii) the inclusion of any material portion of the Subleased Property into a special assessment district or other taxing jurisdiction unless Subtenant shall have consented thereto, which consent shall not be unreasonably withheld.

                                  ARTICLE 5

                              SUBTENANT WAIVERS

     5.1 NO TERMINATION, ABATEMENT, ETC.. Except as otherwise specifically provided in this Sublease, and except for those causes resulting solely from the gross negligence or willful misconduct of Sublandlord, (i) Subtenant, to the extent permitted by law, shall remain bound by this Sublease in accordance with its terms and shall neither take any action without the consent of Sublandlord to modify, surrender or terminate the same, nor be entitled to any abatement, deduction, deferment or reduction of Rent, or set-off against the Rent by reason of, and (ii) the respective obligations of Sublandlord and Subtenant shall not be otherwise affected by reason of:

           (a) any damage to, or destruction of, any Subleased Property or any portion thereof from whatever cause or any taking of the Subleased Property or any portion thereof;

           (b) the lawful or unlawful prohibition of, or restriction upon, Subtenant's use of the Subleased Property, or any portion thereof, the interference with such use by any Person, or by reason of eviction by paramount title;

           (c) any claim which Subtenant has or might have against Sublandlord or by reason of any default or breach of any warranty by Sublandlord under this Sublease or any other agreement between Sublandlord and Subtenant, or to which Sublandlord and Subtenant are parties;

           (d) any bankruptcy, insolvency, reorganization, composition, readjustment, liquidation, dissolution, winding up or other proceedings affecting Sublandlord or any assignee or transferee of Sublandlord; or

           (e) for any other cause whether similar or dissimilar to any of the foregoing other than a discharge of Subtenant from any such obligation as a matter of law.

Subtenant hereby specifically waives all rights, arising from any occurrence whatsoever, which may now or hereafter be conferred upon it by law (i) to modify, surrender or terminate this Sublease or quit or surrender the Subleased Property or any portion thereof, or (ii) to entitle Subtenant to any abatement, reduction, suspension or deferment of the Rent or other sums payable by Subtenant hereunder, except as otherwise specifically provided in this Sublease. The obligations of Sublandlord and Subtenant hereunder shall be separate and independent covenants and agreements and the Rent and all other sums payable by Subtenant hereunder shall continue to be payable in all events unless the obligations to pay the same shall be terminated pursuant to the express provisions of this Sublease or by termination of this Sublease other than by reason of any Event of Default.

     5.2 CONDITION OF THE SUBLEASED PROPERTY. Subtenant acknowledges receipt and delivery of possession of the Subleased Property and that Subtenant has examined and otherwise has knowledge of the condition of the Subleased Property prior to the execution and delivery of this Sublease and has found the same to be in good order and repair and satisfactory for its purposes hereunder. Regardless of any inspection made by Subtenant of the Subleased Property and whether or not any patent or latent defect or condition was revealed or discovered thereby, Subtenant is leasing the Subleased Property "as is" in its present condition. Subtenant waives and releases any claim or action against Sublandlord in respect of the condition of the Subleased Property including any defects or adverse conditions, latent or patent, matured or unmatured, known or unknown by Subtenant or Sublandlord as of the date hereof. SUBTENANT ACKNOWLEDGES THAT SUBLANDLORD (WHETHER ACTING AS SUBLANDLORD HEREUNDER OR IN ANY OTHER CAPACITY) HAS NOT MADE AND WILL NOT MAKE, NOR SHALL SUBLANDLORD BE DEEMED TO HAVE MADE, ANY WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, WITH RESPECT TO THE SUBLEASED PROPERTY, INCLUDING ANY WARRANTY OR REPRESENTATION AS TO (i) ITS FITNESS, DESIGN OR CONDITION FOR ANY PARTICULAR USE OR PURPOSE, (ii) THE QUALITY OF THE MATERIAL OR WORKMANSHIP THEREIN, (iii) THE EXISTENCE OF ANY DEFECT, LATENT OR PATENT, (iv) SUBLANDLORD'S TITLE THERETO, (v) VALUE, (vi) COMPLIANCE WITH SPECIFICATIONS, (vii) LOCATION, (viii) USE, (ix) CONDITION, (x) MERCHANTABILITY, (xi) QUALITY, (xii) DESCRIPTION, (xiii) DURABILITY, (xiv) OPERATION, (xv) THE EXISTENCE OF ANY HAZARDOUS MATERIAL OR (xvi) COMPLIANCE OF THE SUBLEASED

PROPERTY WITH ANY LAW (INCLUDING ENVIRONMENTAL LAWS) OR LEGAL REQUIREMENTS. SUBTENANT ACKNOWLEDGES THAT THE SUBLEASED PROPERTY IS OF ITS SELECTION AND TO ITS SPECIFICATIONS AND THAT THE SUBLEASED PROPERTY HAS BEEN INSPECTED BY SUBTENANT AND IS SATISFACTORY TO IT. IN THE EVENT OF ANY DEFECT OR DEFICIENCY IN THE SUBLEASED PROPERTY OF ANY NATURE, WHETHER LATENT OR PATENT, AS BETWEEN SUBLANDLORD AND SUBTENANT, SUBLANDLORD SHALL NOT HAVE ANY RESPONSIBILITY OR LIABILITY WITH RESPECT THERETO OR FOR ANY INCIDENTAL OR CONSEQUENTIAL DAMAGES (INCLUDING STRICT LIABILITY IN TORT). THE PROVISIONS OF THIS SECTION 5.2 HAVE BEEN NEGOTIATED, AND ARE INTENDED TO BE A COMPLETE EXCLUSION AND NEGATION OF ANY WARRANTIES BY SUBLANDLORD, EXPRESS OR IMPLIED, WITH RESPECT TO THE SUBLEASED PROPERTY, ARISING PURSUANT TO THE UNIFORM COMMERCIAL CODE OR ANY OTHER LAW NOW OR HEREAFTER IN EFFECT OR ARISING OTHERWISE.

                                  ARTICLE 6

                            OWNERSHIP OF PROPERTY

     6.1 SUBLEASED PROPERTY. Subtenant acknowledges that the Subleased Property is the property of Sublandlord, that Sublandlord is the paramount owner of the Subleased Property and that Subtenant has only the right to the possession and use of the Subleased Property during the Term of and upon the terms and conditions of this Sublease.

     6.2 SUBLANDLORD'S PERSONAL PROPERTY. Subtenant shall maintain Sublandlord's Personal Property in the same manner as Subtenant maintains Subtenant's Personal Property. Upon the loss, destruction, or obsolescence of any of the Sublandlord's Personal Property, Subtenant shall replace such property with Subtenant's Personal Property, which Personal Property shall be owned by Subtenant; provided, however, that in the case of loss or destruction to any of Sublandlord's Personal Property, if insurance proceeds are available, Subtenant shall use such proceeds to replace such Personal Property, and the replacement Personal Property shall be owned by Sublandlord and shall constitute Sublandlord's Personal Property hereunder.

     6.3 SUBTENANT'S PERSONAL PROPERTY. Subtenant may (and shall as provided below), at its expense, install, affix or assemble or place on any parcel of the Land or in any of the Subleased Improvements, any items of Subtenant's Personal Property. Subtenant shall provide and maintain during the entire Term all such Subtenant's Personal Property as shall be necessary in order to operate the Facility in compliance with all applicable Legal Requirements and Insurance Requirements and otherwise in accordance with customary practice in the industry for the Primary Intended Use and in accordance with its past practices.

      6.4 PURCHASE OF SUBTENANT'S PERSONAL PROPERTY. Upon the expiration or sooner termination of this Sublease, Sublandlord shall have the right (but not the obligation) to purchase from Subtenant all or any portion of the tangible Subtenant's Personal Property (which shall not include software):

           (i) if owned by Subtenant and not subject to any secured financing, at the fair market value thereof;

           (ii) if owned by Subtenant, but subject to a secured financing, at the greater of the fair market value thereof or the amount of the debt owing under such financing; and

           (iii) if leased by Subtenant and the applicable lease provides for termination of the lease as to such Subtenant's Personal Property upon the payment of a given sum, at the greater of the fair market value thereof or the amount of the payment so provided; provided, however, that at Subtenant's option and if the lessor of Subtenant's Personal Property will permit Sublandlord to assume the obligations under the applicable lease with respect to such Subtenant's Personal Property (separate from the obligations under a master lease if in effect), Subtenant shall, upon the request of Sublandlord, assign the applicable lease (or portion thereof) to Sublandlord;

provided, further, however, that if Sublandlord's purchase right arises because of a termination of this Sublease as a result of an Event of Default, the fair market value under clauses (i) through (iii) above shall be deemed to be the depreciated net book value of Subtenant's Personal Property. Sublandlord may elect to purchase Subtenant's Personal Property by giving notice to Subtenant not later than, as the case may be, 60 days prior to the expiration of this Sublease or 60 days after the termination of this Sublease upon any Event of Default. Subtenant shall transfer title to such Property by a bill of sale without warranty (except as to ownership) upon concurrent payment in cash by Sublandlord; provided, however, if Sublandlord has any unpaid damages in an ascertainable amount resulting from any Event of Default, Sublandlord may make payment by delivery of an offset against such damages.

      6.5 REMOVAL OF PERSONAL PROPERTY. All items of Subtenant's Personal Property not removed by Subtenant within 14 days following the expiration or earlier termination of this Sublease shall be considered abandoned by Subtenant and may, at Sublandlord's discretion and without any obligation, be appropriated, sold, destroyed or otherwise disposed of by Sublandlord without first giving notice thereof to Subtenant and without any payment to Subtenant and without any obligation to account therefor. Subtenant shall, at its expense, restore the Subleased Property to the condition required by Section 9.1, including repair of all damage to the Subleased Property caused by the removal of Subtenant's Personal Property, whether affected by Subtenant or Sublandlord. Sublandlord shall not be responsible for any loss or damage to Subtenant's Personal Property, or any other property of Subtenant, by virtue of Sublandlord's removal thereof at any time subsequent to the 14-day period provided for herein.

     6.6 SUBLANDLORD'S WAIVERS. Any lessor of Subtenant's Personal Property or other party with a security interest therein may, upon notice to Sublandlord and during reasonable hours, enter the Facility and take possession of any of Subtenant's Personal Property without liability for trespass or conversion. Sublandlord shall, upon the request of Subtenant, execute and deliver to Subtenant "landlord's waivers" as may be reasonable and customary in connection with the financing or leasing of personal property. Such "landlord's waiver" shall limit to 30 days the amount of time the lessor or lender of Subtenant's Personal Property has to enter upon the Subleased Property after notice from Sublandlord that the Term has expired or otherwise terminated. If Subtenant requests a "landlord's waiver," Subtenant shall attempt to secure from any financing source or lessor the right on the part of Sublandlord to cure the defaults of Subtenant and to use any such Subtenant's Personal Property upon providing such cure.

     6.7 COLLATERAL AGREEMENTS. During the Term, Subtenant shall have the right and obligation to enter into agreements and service contracts on behalf of the Facility which are necessary or reasonably required in connection with the operation of the Subleased Property for its Primary Intended Use including, without limitation, membership agreements. Subtenant (or its affiliate) has also entered into various agreements and service contacts in connection with its operation of the Facility prior to the Commencement Date. All such agreements and service contracts, whether entered into prior to or during the Term and whether entered into by Subtenant or by Palmer Management (as defined in Article 30 below), are hereinafter collectively referred to as the "Collateral Agreements." For good and valuable consideration, the receipt of which is hereby acknowledged, and subject to the terms and conditions hereinafter set forth, Subtenant and Palmer Management hereby assign to Sublandlord all of Subtenant's and Palmer Management's right, title and interest in the Collateral Agreements; provided, however, that Subtenant and Palmer Management shall continue to have all rights under said Collateral Agreements at all times during the Term hereof when an Event of Default is not then existing hereunder (subject, however, to the terms set forth below relative to restrictions with respect to membership agreements). Upon the occurrence and during the continuance of an Event of Default (and in addition to any other rights and remedies available to Sublandlord), and upon the expiration or earlier termination of this Sublease, Sublandlord shall have the right, but not the obligation, by itself or by a designee, to take the place of Subtenant or Palmer Management, as the case may be, under any or all of the Collateral Agreements, to proceed to perform any and all obligations of the owner or operator contained in any such Collateral Agreements and exercise any and all rights of the owner or operator therein contained as fully as the Subtenant or Palmer Management itself could, and to take possession of all documents reasonably required by Sublandlord to exercise its rights and perform its obligations under the Collateral Agreements. Subtenant and Palmer Management each hereby appoints Sublandlord its attorney-in-fact to take such action and execute such documents as are necessary or deemed appropriate by Sublandlord to effectuate the transfer of Subtenant's or Palmer Management's, as the case may be, right, title and interest in those Collateral Agreements which Sublandlord designates for such transfer. This power of attorney granted hereby shall be irrevocable and coupled with an interest. Subtenant and Palmer Management each acknowledges that the foregoing assignment of Collateral Agreements described above is an integral part of Sublandlord's consideration for entering into this Sublease and that neither Subtenant nor Palmer Management shall be entitled to any additional consideration relative to such assignment. Subtenant and Palmer Management hereby each represents that, with the exception of consents of equipment lessors, it has the full right and authority to assign the Collateral Agreements as described in this Section 6.7, and no consent to such assignment is required from any other party which has not been obtained prior to the date hereof.

     With respect to membership agreements included as part of the foregoing Collateral Agreements, Subtenant shall have the right to determine all matters relating to the sale and classification of memberships, including the right to set initiation fees, dues and other charges, and the number of memberships sold; provided that Subtenant agrees not to exercise such right in a manner which would be detrimental to Sublandlord in any material respect upon the expiration of the Sublease.

                                   ARTICLE 7

                           USE OF SUBLEASED PROPERTY

     7.1 USE. After the Commencement Date and during the Term, Subtenant shall use or cause to be used the Subleased Property and the improvements thereon for its Primary Intended Use and for such other uses as may be necessary or incidental to such use. Subtenant shall not use the Subleased Property or any portion thereof for any other use without the prior written consent of Sublandlord, which consent may be withheld in Sublandlord's sole discretion.
No use shall be made or permitted to be made of the Subleased Property, and no acts shall be done, which will cause the cancellation of any insurance policy covering the Subleased Property or any part thereof, nor shall Subtenant sell or otherwise provide to patrons, or permit to be kept, used or sold in or about the Subleased Property any article which may be prohibited by law or by the standard form of fire insurance policies, or any other insurance policies required to be carried hereunder, or fire underwriters regulations. Subtenant shall, at its sole cost, comply with all of the requirements pertaining to the Subleased Property or other improvements of any insurance board, association, organization or company necessary for the maintenance of insurance, as herein provided, covering the Subleased Property and Subtenant's Personal Property.

     7.2 SPECIFIC PROHIBITED USES. Subtenant shall not use or occupy or permit the Subleased Property to be used or occupied, nor do or permit anything to be done in or on the Subleased Property, in a manner which would (i) violate or fail to comply with any law, rule or regulation or Legal Requirement, (ii) cause structural injury to any of the Subleased Improvements, or (iii) constitute a public or private nuisance or waste. Subtenant shall not allow any Hazardous Material to be located in, on or under the Subleased Property, to migrate from the Subleased Property to any adjacent property, or to be incorporated in the Facility or any improvements thereon, except in compliance with applicable law (including any Environmental Law). Subtenant shall not allow the Subleased Property to be used as a landfill or a waste disposal site, or a manufacturing, distribution or disposal facility for any Hazardous Materials. Subtenant shall neither suffer nor permit the Subleased Property or any portion thereof, including Subtenant's Personal Property, to be used in such a manner as (i) might reasonably tend to impair Sublandlord's title thereto or to any portion thereof, or (ii) may reasonably make possible a claim or claims of adverse usage or adverse possession by the public, as such, or of implied dedication of the Subleased Property or any portion thereof, or
(iii) is in violation of any applicable Environmental Law. Subtenant shall own and use Subtenant's Personal Property in material compliance with all Legal Requirements.

     7.3 SUBLANDLORD TO GRANT EASEMENTS, ETC. Sublandlord shall, from time to time so long as no Event of Default has occurred and is continuing, at the request of Subtenant and at Subtenant's cost and expense (but subject to the approval of Sublandlord, which approval shall not be unreasonably withheld or delayed and which approval shall not be deemed unreasonably withheld or delayed if Sublandlord must obtain either a Facility Mortgagee's consent and if such Facility Mortgagee elects not to consent or a consent from Lessor or a mortgagee of Lessor and such Lessor or mortgagee elects not to consent): (i) grant easements and other rights in the nature of easements; (ii) release existing easements or other rights in the nature of easements which are for the benefit of the Subleased Property; (iii) dedicate or transfer unimproved portions of the Subleased Property for road, highway or other public purposes;
(iv) execute petitions to have the Subleased Property annexed to any municipal corporation or utility district; (v) execute amendments to any covenants and restrictions affecting the Subleased Property; and (vi) execute and deliver to any Person any instrument appropriate to confirm or effect such grants, releases, dedications and transfers (to the extent of its interest in the Subleased Property), but only upon delivery to Sublandlord of an Officer's Certificate (which Certificate, if contested by Sublandlord, shall not be binding on Sublandlord) stating that such grant, release, dedication, transfer, petition or amendment is not detrimental to the proper conduct of the business of Subtenant on the Subleased Property and does not reduce its value or usefulness for the Primary Intended Use and describing in reasonable detail the nature of such proposed grant, release, dedication, transfer, petition or amendment. Sublandlord shall not grant, release, dedicate or execute any of the foregoing items in this Section 7.3 without obtaining Subtenant's approval, which approval shall not be unreasonably withheld or delayed.


                                   ARTICLE 8

                              HAZARDOUS MATERIALS

     8.1 SUBTENANT REPRESENTATIONS. Subtenant hereby represents and warrants to Sublandlord as follows:

           8.1.1 REPORTS. All material reports of environmental surveys, audits, investigations and assessments relating to the Subleased Property in the possession or control of Subtenant or its Affiliates (herein, the "Existing Environmental Reports") have been disclosed to Sublandlord.

      8.2 REMEDIATION. If any Hazardous Material in a quantity sufficient to require remediation or reporting under any Environmental Law is released, or disposed of, in, on or under the Subleased Property at any time during the Term hereof or was released, or disposed of, in, on or under the Subleased Property at any time prior to the Commencement Date (i.e., irrespective of whether the same occurred during Subtenant's or Subtenant's affiliate's ownership or possession of the Subleased Property), or if Subtenant, Sublandlord, or the Subleased Property becomes subject to any order of any federal, state or local agency to investigate, remove, remediate, repair, close, detoxify, decontaminate or otherwise clean up the Subleased Property as a result of any release or disposal in, on or under the Subleased Property occurring at any time prior to the Commencement Date (i.e., irrespective of whether the same occurred during the Term hereof or during Subtenant's or Subtenant's affiliate's ownership or possession of the Subleased Property), Subtenant shall, at its sole expense, carry out and complete any required investigation, removal, remediation, repair, closure, detoxification, decontamination or other cleanup of the Subleased Property in material compliance with all applicable Environmental Laws; provided, however, that Subtenant shall have no responsibility for any investigation, removal, remediation, repair, closure, detoxification, decontamination or other cleanup of the Subleased Property necessitated by actions of Sublandlord. Subject to Subtenant's rights to contest pursuant to Article 12 hereof, if Subtenant fails to implement and diligently pursue any such repair, closure, detoxification, decontamination or other cleanup of the Subleased Property in a timely manner and in material compliance with all applicable Environmental Laws, Sublandlord shall have the right, but not the obligation, to carry out such action and to recover all of the reasonable costs and expenses from Subtenant as Additional Charges.

      8.3 SUBTENANT'S INDEMNIFICATION OF SUBLANDLORD AND OTHERS. Except for matters arising out of the actions of Sublandlord, Subtenant shall pay, protect, indemnify, save, hold harmless and defend Sublandlord, Lessor and any Facility Mortgagee from and against all liabilities, obligations, claims, damages (including consequential and punitive damages), penalties, causes of action, demands, judgments, costs and expenses (including reasonable attorneys' fees and expenses), to the extent permitted by law, imposed upon or incurred by or asserted against Sublandlord, Lessor, any Facility Mortgagee or the Subleased Property by reason of any Hazardous Material released or disposed of at, in or by the Subleased Property either during the Term or prior to the Commencement Date in violation of any Environmental Law, howsoever arising, without regard to fault on the part of Subtenant, including (a) liability for response costs and for costs of removal and remedial action incurred by the United States Government, any state or local governmental unit to any other Person, or damages from injury to or destruction or loss of natural resources, including the reasonable costs of assessing such injury, destruction or loss, incurred pursuant to any Environmental Law, (b) liability for costs and expenses of abatement, investigation, removal, remediation, correction or clean-up, fines, damages, response costs or penalties which arise from the provisions of any Environmental Law,

(c) liability for personal injury or property damage arising under any statutory or common-law tort theory, including damages assessed for the maintenance of a public or private nuisance or for carrying on of a dangerous activity, or (d) by reason of a breach of a representation or warranty in
Section 8.1.

     8.4 SURVIVAL OF INDEMNIFICATION OBLIGATIONS. Subtenant's remediation and indemnification obligations and liabilities under this Article 8 arising during the Term hereof shall survive any termination of this Sublease for a period of one (1) year (i.e., meaning that Sublandlord must give notice to Subtenant of such claim prior to the expiration of said 1-year period).

                                  ARTICLE 9

                            MAINTENANCE AND REPAIR

     9.1 SUBTENANT'S SOLE OBLIGATION - GENERAL. Subtenant, at its expense, will keep the Subleased Property and Subtenant's Personal Property in good order, repair and appearance (whether or not the need for such repairs occurs as a result of Subtenant's use, any prior use, the elements or the age of the Subleased Property, or any portion thereof) and maintain the Subleased Property in accordance with any applicable Legal Requirements, and, except as otherwise provided in Article 14, with reasonable promptness, make all necessary and appropriate repairs thereto of every kind and nature, whether interior or exterior, structural or non-structural, ordinary or extraordinary, foreseen or unforeseen or arising by reason of a condition existing prior to the commencement of the Term of this Sublease (concealed or otherwise). Subtenant shall operate and maintain the Subleased Property in accordance with the Operating Standards set forth in Exhibit D; provided, however, that Subtenant may make such modifications to such Operating Standards as Subtenant may reasonably determine to be appropriate for the prudent management of the Subleased Property so long as the maintenance and operation of the Subleased Property shall be in a first class condition, which modifications, to the extent they are material to the operating results of the Subleased Property, shall be subject to the approval of Sublandlord (not to be unreasonably withheld or delayed); provided further, however, that Subtenant shall make such changes to the Operating Standards as may be appropriate to comply with Legal Requirements. Subtenant will not take or omit to take any action the taking or omission of which could reasonably be expected to impair the value or the usefulness of the Subleased Property or any part thereof for its Primary Intended Use. Nothing in this Article 9 shall obligate Subtenant to make any capital improvement or replacements to the Subleased Property if the Subleased Property can be repaired to the standard required by this Section 9.1.

     9.2 CLUBHOUSE FACILITY MAINTENANCE. Subtenant, at its expense, will repair, paint and keep in a clean and sanitary condition the interior and exterior of all clubhouse facilities at the Subleased Improvements, including all landscaping and parking areas located adjacent thereto, all in a first-class condition and in accordance with such other reasonable standards as may be established by Sublandlord from time to time. Without limitation of the foregoing, Subtenant, at its expense, will replace or refurbish all floor covering, tile, carpeting, wall coverings, light fixtures, curtains, blinds, shades, furniture, room furnishings, wall paper, wall hangings, signs, fixtures and other decor items when they become worn-out, soiled or in disrepair. All security systems, ventilation, heating, air-conditioning, electrical, plumbing, refrigeration and mechanical equipment shall be kept in good working order by Subtenant at all times during the Term hereof, and shall meet all reasonable quality standards established from time to time by Sublandlord.

     9.3 GOLF COURSE MAINTENANCE. Subtenant, at its expense, will replace, repair and maintain the golf course portion of the Subleased Property in a first-class condition and otherwise in accordance with reasonable standards established from time to time by Sublandlord. Without limitation of the foregoing, Subtenant will, at its expense, replace or refurbish all tee box signs, pins, flags, markers, benches and related golf course equipment as the same becomes worn-out, soiled or in disrepair. All grounds-keeping and landscaping for the golf course will be maintained in a first-class condition by Subtenant and otherwise in accordance with reasonable standards established by Sublandlord from time to time during the Term hereof.

     9.4 WAIVER OF STATUTORY OBLIGATIONS. Sublandlord shall not under any circumstances be required to build or rebuild any improvements on the Subleased Property, or to make any repairs, replacements, alterations, restorations or renewals of any nature or description to the Subleased Property, whether ordinary or extraordinary, structural or non-structural, foreseen or unforeseen, or to make any expenditure whatsoever with respect thereto, in connection with this Sublease, or to maintain the Subleased Property in any way. Subtenant hereby waives, to the extent permitted by law, the right to make repairs at the expense of Sublandlord pursuant to any law in effect at the time of the execution of this Sublease or hereafter enacted.

     9.5 MECHANIC'S LIENS. Nothing contained in this Sublease and no action or inaction by Sublandlord shall be construed as (i) constituting the consent or request of Sublandlord, expressed or implied, to any contractor, subcontractor, laborer, materialman or vendor to or for the performance of any labor or services or the furnishing of any materials or other property for the construction, alteration, addition, repair or demolition of or to the Subleased Property or any part thereof; or (ii) giving Subtenant any right, power or permission to contract for or permit the performance of any labor or services or the furnishing of any materials or other property, in either case, in such fashion as would permit the making of any claim against Sublandlord in respect thereof or to make any agreement that may create, or in any way be the basis for, any right, title, interest, lien, claim or other encumbrance upon the estate of Sublandlord in the Subleased Property, or any portion thereof (it being acknowledged and agreed that Subtenant has no authority or power to cause any lien or encumbrance of any kind whatsoever to attach or be placed upon Sublandlord's interest in the Subleased Property, and any and all liens and encumbrances created or permitted by Subtenant shall attach to Subtenant's subleasehold interest only).

     9.6 SURRENDER OF SUBLEASED PROPERTY. Unless this Sublease shall have been terminated pursuant to the provisions of Article 14, Subtenant shall, upon the expiration or prior termination of the Term, vacate and surrender the Subleased Property to Sublandlord in the condition in which the Subleased Property was originally received from Sublandlord, except as repaired, rebuilt, restored, altered or added to as permitted or required by the provisions of this Sublease and except for ordinary wear and tear (subject to the obligation of Subtenant to maintain the Subleased Property in good order and repair during the entire Term of this Sublease).

     9.7 TRANSFER OF OPERATING PERMITS. Upon the expiration or earlier termination of the Term, Subtenant and Palmer Management shall each assign to Sublandlord all of each such respective party's right, title and interest in and to any and all licenses, permits and other authorizations or approvals which then exist relative to the operation of the Subleased Property, and Subtenant and Palmer Management shall cooperate with Sublandlord to effectuate such transfers, including, without limitation, executing and delivering any petitions, applications or other documentation required by applicable governmental authorities in connection with such transfers.

                                   ARTICLE 10

                            SUBTENANT'S IMPROVEMENTS

     10.1 SUBTENANT'S RIGHT TO CONSTRUCT. During the Term of this Sublease, Subtenant may not make any material alterations, additions, changes and/or other capital improvements to the Subleased Property (individually, a "Subtenant Improvement," and collectively, "Subtenant Improvements") without the prior written consent of Sublandlord, which consent shall not be unreasonably withheld or delayed and which consent shall not be deemed unreasonably withheld or delayed if Sublandlord must obtain Lessor's or any Facility Mortgagee's consent and if such Lessor or Facility Mortgagee elects not to consent. As used in this Section 10.1, "material" shall mean a Subtenant Improvement the cost of which is estimated to exceed Fifty Thousand Dollars ($50,000.00) in any one instance. Except as otherwise agreed to by Sublandlord in writing, any such Subtenant Improvement shall be made at Subtenant's sole expense and shall become the property of Sublandlord upon termination of this Sublease. Unless made on an emergency basis to prevent injury to Person or property, Subtenant will submit plans for any Subtenant Improvement with a cost of more than $50,000 to Sublandlord for Sublandlord's prior approval, such approval not to be unreasonably withheld or delayed.

     10.2 SCOPE OF RIGHT. To the extent Sublandlord has consented to any Subtenant Improvement, and subject to Section 10.1 above, Subtenant shall have the right, at Subtenant's cost and expense, to:

           (a) seek any governmental approvals, including building permits, licenses, conditional use permits and any certificate of need that Subtenant requires to construct any Subtenant Improvement;

           (b) demolish, remove or otherwise dispose of any of the Subtenant Improvements;

           (c) erect upon the Subleased Property such Subtenant Improvement as Subtenant deems desirable;

           (d) make additions, alterations, changes and improvements in any Subtenant Improvement so erected;

           (e) raze and demolish any Subtenant Improvement together with the right to salvage therefrom; and

           (f) engage in any other lawful activities that Subtenant determines are necessary or desirable for the development of the Subleased Property in accordance with its Primary Intended Use;

it being understood and agreed, however, that Subtenant shall not, in any event, make any Subtenant Improvement which would, in Sublandlord's reasonable judgment, impair the value or Primary Intended Use of the Subleased Property or otherwise violate the terms of the Master Lease.

      10.3 COOPERATION OF SUBLANDLORD. To the extent Sublandlord has consented to any Subtenant Improvement, Sublandlord shall cooperate with Subtenant and take such actions, including the execution and delivery to Subtenant of any applications or other documents, reasonably requested by Subtenant in order to obtain any governmental approvals sought by Subtenant to construct such Subtenant Improvement within ten (10) Business Days following the later of (a) the date Sublandlord receives Subtenant's request, or (b) the date of delivery of any such application or document to Sublandlord, so long as the taking of such action, including the execution of said applications or documents, shall be without cost to Sublandlord (or if there are costs to Sublandlord, such reasonable out-of-pocket costs shall be reimbursed by Subtenant), and will not cause Sublandlord to be in violation of any law, ordinance or regulation.

      10.4 COMMENCEMENT OF CONSTRUCTION.  Subtenant agrees that:

           (a) Subtenant shall diligently seek all governmental approvals relating to the construction of any Subtenant Improvement;

           (b) Once Subtenant begins the construction of any Subtenant Improvement, Subtenant shall diligently prosecute any such construction to completion in accordance with applicable insurance requirements and the laws, rules and regulations of all governmental bodies or agencies having jurisdiction over the Subleased Property;

           (c) Sublandlord shall have the right at any time and from time to time to post and maintain upon the Subleased Property such notices as may be necessary to protect Sublandlord's interest from mechanics' liens, materialmen's liens or liens of a similar nature;

           (d) Subtenant shall not suffer or permit any mechanics' liens or any other claims or demands arising from the work or construction of any Subtenant Improvement to be enforced against the Subleased Property or any part thereof, and Subtenant agrees to hold Sublandlord, Lessor and said Subleased Property free and harmless from all liability from any such liens, claims or demands, together with all costs and expenses in connection therewith; and

           (e) All work shall be performed in a good and workmanlike manner.

      10.5 RIGHTS IN SUBTENANT IMPROVEMENTS. Notwithstanding anything to the contrary in this Sublease, all Subtenant Improvements constructed pursuant to
Section 10.1, and any and all subsequent additions thereto and alterations and replacements thereof, shall be the sole and absolute property of Subtenant during the Term of this Sublease. Upon the expiration or early termination of this Sublease, all such Subtenant Improvements shall become the property of Sublandlord. Without limiting the generality of the foregoing, Subtenant shall be entitled to all federal and state income tax benefits associated with any Subtenant Improvement during the Term of this Sublease.

      10.6 PRE-APPROVED SUBTENANT IMPROVEMENTS. Without limitation of the terms set forth above in this Article 10, it is hereby acknowledged that Subtenant shall diligently perform, from and after the Commencement Date, those certain improvements to the Subleased Property generally described in the construction budget attached hereto as Exhibit I (herein, the "Pre-Approved Subtenant Improvements"). Such Pre-Approved Subtenant Improvements will be performed in accordance with the terms and the conditions and other requirements set forth above in this Article 10. Without limitation of the foregoing, it is acknowledged that Sublandlord has retained the sum of $____________ (herein, the "Retained Funds") from sums otherwise due and owing from Sublandlord to Subtenant (or Subtenant's affiliates) at the time of Sublandlord's acceptance of its leasehold interest in the Subleased Property. The foregoing Retained Funds shall be held in trust and shall be made available for costs incurred by Subtenant in connection with performance of the Pre-Approved Subtenant Improvements, and shall be disbursed in accordance with the following requirements: (i) at the time of any disbursement, subject to Article 12, no mechanics' or materialmen's liens shall have been filed against any of the Subleased Property and remain undischarged, unless a satisfactory bond shall have been posted in accordance with the laws of the State; (ii) disbursement shall be made from time to time in an amount not exceeding the cost of the work completed since the last disbursement, upon receipt of (A) satisfactory evidence of the stage of completion, the estimated total cost of completion, and performance of the work to date in a good and workmanlike manner in accordance with contracts, plans and specifications heretofore delivered to Sublandlord, (B) waiver of liens covering the amount to be disbursed, (C) satisfactory bringdown of title insurance, and (D) other evidence of costs and payments so that Sublandlord can verify that the amounts disbursed from time to time are represented by work that is completed, in place and free and clear of mechanics' and materialmen's lien claims; (iii) each request for disbursement shall be accompanied by a certificate of Subtenant, signed by a duly authorized representative of Subtenant, describing the work for which payment is requested, stating the cost incurred in connection therewith, stating that Subtenant has not previously received payment for such work, and upon completion of the work, also stating that the work has been fully completed and complies with the applicable requirements of this Sublease; and (iv) such other reasonable conditions as Sublandlord may reasonably impose.

     Any excess Retained Funds remaining after completion of the Pre-Approved Subtenant Improvements shall, within sixty (60) days following Subtenant's written request therefor delivered to Sublandlord (which request shall include reasonably supporting documentation regarding the final cost and completion of the Pre-Approved Subtenant Improvements, and payment of all sums due and owing in connection therewith) be paid, from Sublandlord to Subtenant.

                                  ARTICLE 11

                 LIENS, ENCROACHMENTS AND OTHER TITLE MATTERS

     11.1 LIENS. Subject to the provisions of Article 12 relating to permitted contests, Subtenant will not directly or indirectly create or allow to remain, and will promptly discharge at its expense any lien, encumbrance, attachment, title retention agreement or claim upon the Subleased Property or any attachment, levy, claim or encumbrance in respect of the rent, not including, however:

           (a) the matters, if any, that existed as of the Commencement Date and that were disclosed on the Sublandlord's title policy issued as of such date;

           (b) restrictions, liens and other encumbrances which are consented to in writing by Sublandlord, or any easements granted pursuant to the provisions of Section 7.3 of this Sublease;

           (c) liens for franchise, income or other taxes of Sublandlord which Subtenant is not required to pay hereunder;

           (d) subsubleases permitted by Article 24;

           (e) liens for Impositions or for sums resulting from noncompliance with Legal Requirements so long as (1) the same are not yet payable or are payable without the addition of any fine or penalty or (2) such liens are in the process of being contested as permitted by Article 12;

           (f) liens of mechanics, laborers, materialmen, suppliers or vendors for sums either disputed (provided that such liens are in the process of being contested as permitted by Article 12) or not yet due; and

           (g) any liens which are the responsibility of Sublandlord pursuant to the provisions of Article 26.

      11.2 ENCROACHMENTS AND OTHER TITLE MATTERS. Except for any matters deemed to be "Permitted Title Exceptions" when Sublandlord accepted its leasehold interest in the Subleased Property and any matters granted or created by Sublandlord after the Commencement Date, if any of the Subleased Improvements shall, at any time, encroach upon any property, street or right-of-way adjacent to the Subleased Property, or shall violate the agreements or conditions contained in any lawful restrictive covenant or other agreement affecting the Subleased Property, or any part thereof, or shall impair the rights of others under any easement or right-of-way to which the Subleased Property is subject, or the use of the Subleased Property is impaired, limited or interfered with by reason of the exercise of the right of surface entry or any other rights under a lease or reservation of any oil, gas, water or other minerals, then promptly upon the request of Sublandlord or at the behest of any Person affected by any such encroachment, violation or impairment, Subtenant, at its sole cost and expense (subject to its right to contest the existence of any such encroachment, violation or impairment), shall protect, indemnify, save harmless and defend Sublandlord, Lessor, each Facility Mortgagee and any mortgagee of Lessor from and against all losses, liabilities, obligations, claims, damages, penalties, causes of action, costs and expenses (including reasonable attorneys' fees and expenses) based on or arising by reason of any such encroachment, violation or impairment and in such case, in the event of an adverse final determination, either (i) obtain valid and effective waivers or settlements of all claims, liabilities and damages resulting from each such encroachment, violation or impairment, whether the same shall affect
Sublandlord or Subtenant; or (ii) make such changes in the Subleased Improvements, and take such other actions, as Subtenant in the good faith exercise of its judgment deems reasonably practicable, to remove such encroachment, and to end such violation or impairment, including, if necessary, the alteration of any of the Subleased Improvements, and in any event take all such actions as may be necessary in order to be able to continue the operation of the Subleased Improvements for the Primary Intended Use substantially in the manner and to the extent the Subleased Improvements were operated prior to the assertion of such violation or encroachment. Subtenant's obligations under this Section 11.2 shall be in addition to and shall in no way discharge or diminish any obligation of any insurer under any policy of title or other insurance and Subtenant shall be entitled to a credit for any sums recovered by Sublandlord under any such policy of title or other insurance.

                                  ARTICLE 12

                              PERMITTED CONTESTS

      Subtenant, on its own or on Sublandlord's behalf (or in Sublandlord's name) but at Subtenant's expense, may contest, by appropriate legal proceedings conducted in good faith and with due diligence, the amount or validity or application, in whole or in part, of any Imposition or any Legal Requirement or any lien, attachment, levy, encumbrance, charge or claim not otherwise permitted by Section 11.1, provided that:

           (a) in the case of an unpaid Imposition, lien, attachment, levy, encumbrance, charge or claim, the commencement and continuation of such proceedings shall suspend the collection thereof from Sublandlord and from the Subleased Property, and neither the Subleased Property nor any Rent therefrom nor any part thereof or interest therein would be in any danger of being sold, forfeited, attached or lost pending the outcome of such proceedings;

           (b) in the case of a Legal Requirement, neither Sublandlord, Lessor, any Facility Mortgagee nor any mortgagee of Lessor would be subject to criminal or civil liability for failure to comply therewith pending the outcome of such proceedings. Nothing in this Article 12(b), however, shall permit Subtenant to delay compliance with any requirement of any Environmental Law to the extent such non-compliance poses an immediate threat of injury to any Person or to the public health or safety or of material damage to any real or personal property;

           (c) in the case of a Legal Requirement and/or an Imposition, lien, encumbrance or charge, Subtenant shall give such reasonable security, if any, as may be demanded by Sublandlord to insure ultimate payment of the same and to prevent any sale or forfeiture of the affected Subleased Property or the Rent by reason of such non-payment or noncompliance, provided, however, the provisions of this Article 12 shall not be construed to permit Subtenant to contest the payment of Rent (except as to contests concerning the method of computation or the basis of levy of any Imposition or the basis for the assertion of any other claim) or any other sums payable by Subtenant to Sublandlord hereunder, and provided further that any such security remaining after the final resolution of such matter shall be returned to Subtenant;

           (d) no such contest shall interfere in any material respect with the use or occupancy of the Subleased Property;

           (e) in the case of an Insurance Requirement, the coverage required by Article 13 shall be maintained; and

           (f) if such contest be finally resolved against Sublandlord or Subtenant, Subtenant shall, as Additional Charges due hereunder, promptly pay the amount required to be paid, together with all interest and penalties accrued thereon, or comply with the applicable Legal Requirement or Insurance Requirement, and Sublandlord, at Subtenant's expense, shall execute and deliver to Subtenant such authorization and other documents as may reasonably be required in any such contest, and, if reasonably requested by Subtenant or if Sublandlord so desires, Sublandlord shall join as a party therein. Subtenant shall indemnify and save Sublandlord, Lessor, each Facility Mortgagee and any mortgagee of Lessor harmless against any liability, cost or expense of any kind that may be imposed upon Sublandlord, Lessor, any Facility Mortgagee or any mortgagee of Lessor in connection with any such contest and any loss resulting therefrom.

                                   ARTICLE 13

                                   INSURANCE

      13.1 GENERAL INSURANCE REQUIREMENTS. Subject to the terms of Article 22 hereof, during the Term of this Sublease, Subtenant shall at all times keep the Subleased Property, and all property located in or on the Subleased Property, including all Subtenant's Personal Property and any Subtenant Improvements, insured with the kinds and amounts of insurance described below and any other or additional insurance required by Lessor or by any Facility Mortgagee or mortgagee of Lessor. This insurance shall be written by companies authorized to do insurance business in the State in which the Subleased Property is located. The policies must name Sublandlord and Lessor as an additional insured. Losses shall be payable to Sublandlord and/or Subtenant as provided in Article 14. In addition, the policies shall name as an additional insured
(i) the holder of any mortgage, deed of trust or other security agreement securing any indebtedness or any other Sublandlord's Encumbrance placed on the Subleased Property in accordance with the provisions of Article 26 ("Facility Mortgage"), and (ii) any mortgagee of Lessor, by way of a standard New York Mortgage clause or other applicable form of mortgagee's loss payable endorsement. Any loss adjustment shall require the written consent of Sublandlord, Subtenant, and each Facility Mortgagee. Evidence of insurance shall be deposited with Sublandlord and, if requested, with any Facility Mortgagee(s) or mortgagee(s) of Lessor. The policies on the Subleased Property, including the Subleased Improvements, Fixtures, Subtenant's Personal Property and any Subtenant Improvements, shall insure against the following risks:

           13.1.1 ALL RISK. Loss or damage by all risks perils including, but not limited to, fire, vandalism, malicious mischief and extended coverages, including sprinkler leakage, in an amount not less than 100% of the then Full Replacement Cost thereof.

           13.1.2 LIABILITY. Claims for personal injury or property damage under a policy of comprehensive general public liability insurance with amounts not less than $10,000,000 per occurrence and in the aggregate.

           13.1.3 FLOOD. Flood (when the Subleased Property is located in whole or in material part in a designated flood plain area) and such other hazards and in such amounts as may be customary for comparable properties in the area; provided, however, that Subtenant shall not be required to participate in the National Flood Insurance Program.

           13.1.4 WORKER'S COMPENSATION. Adequate worker's compensation insurance coverage for all Persons employed by Subtenant on the Subleased Property in accordance with the requirements of applicable federal, state and local laws.

           13.1.5 RENT LOSS. Rent loss Insurance payable to Sublandlord covering payment of the then applicable Annual Base Rent for a twelve
      (12) month period.

           13.1.6 OTHER INSURANCE. Such other kinds and amounts of insurance on or in connection with any of the Subleased Property, including all Subtenant's Personal Property and any Subtenant Improvements, as Sublandlord or any Facility Mortgagee may reasonably require, which at the time is usual and commonly obtained in connection with properties similar in type of building size and use to the Subleased Property and located in the geographic area where the Subleased Property is located.

      13.2 REPLACEMENT COST. In the event either party believes that the Full Replacement Cost of the insured property has increased or decreased at any time during the Term, it shall have the right to have such Full Replacement Cost redetermined by the fire insurance company which is then carrying the largest amount of fire insurance carried on the Subleased Property (the "Impartial Appraiser"). The party desiring to have the Full Replacement Cost so redetermined shall forthwith, on receipt of such determination by such Impartial Appraiser, give written notice thereof to the other party hereto.
The determination of such Impartial Appraiser shall be final and binding on the parties hereto, and Subtenant shall forthwith increase, or may decrease, the amount of the insurance carried pursuant to this Section 13.2, as the case may be, to the amount so determined by the Impartial Appraiser. Each party shall pay one-half of the fee, if any, of the Impartial Appraiser.

      13.3 WAIVER OF SUBROGATION. All insurance policies carried by either party covering the Subleased Property including contents, fire and casualty insurance, shall expressly waive any right of subrogation on the part of the insurer against the other party (including any Facility Mortgagee and mortgagee of Lessor). The parties hereto agree that their policies will include such waiver clause or endorsement so long as the same are obtainable without extra cost, and in the event of such an extra charge the other party, at its election, may pay the same, but shall not be obligated to do so.

      13.4 FORM SATISFACTORY, ETC. All of the policies of insurance referred to in Section 13.1 shall be written in a form reasonably satisfactory to Sublandlord and by insurance companies rated not less than AVIII by A.M. Best's Insurance Guide. Subtenant shall pay all premiums for the policies of insurance referred to in Section 13.1 and shall deliver certificates thereof and copies of said policies to Sublandlord prior to their effective date (and with respect to any renewal policy, at least 10 days prior to the expiration of the existing policy). In the event Subtenant fails to satisfy its obligations under this Section 13.4, Sublandlord shall be entitled, but shall have no obligation, to effect such insurance and pay the premiums therefor, which premiums (together with interest thereon accruing at the Overdue Rate until repaid) shall be repayable to Sublandlord upon written
demand as Additional Charges.   Each policy of insurance required by Section
13.1 shall, by endorsement on the policy or policies, or by independent instrument furnished to Sublandlord, provide that the insurer thereunder will give to Sublandlord not less than 30 days' written notice before the policy or policies in question shall be altered, allowed to expire or canceled. Each such policy shall also provide that any loss otherwise payable thereunder shall be payable notwithstanding (i) any act or omission of Sublandlord, Subtenant or Lessor which might, absent such provision, result in a forfeiture of all or a part of such insurance payment, (ii) the occupation or use of the Subleased Property for purposes more hazardous than those permitted by the provisions of such policy, (iii) any foreclosure or other action or proceeding taken by any Facility Mortgage or any mortgagee of Lessor pursuant to any provision of a mortgage, note, assignment or other document evidencing or securing a loan upon the happening of an event of default therein or (iv) any change in title to or ownership of the Subleased Property.

     13.5 CHANGE IN LIMITS. In the event that Sublandlord shall at any time reasonably determine on the basis of prudent industry practice that the liability insurance carried by Subtenant pursuant to Section 13.1.2 is either excessive or insufficient, the parties shall endeavor to agree on the proper and reasonable limits for such insurance to be carried; and such insurance shall thereafter be carried with the limits thus agreed on until further changed pursuant to the provisions of this Section 13.5; provided, however, that the deductibles for such insurance or the amount of such insurance which is self-retained by Subtenant shall be as reasonably determined by Subtenant so long as Subtenant can reasonably demonstrate its ability to satisfy such deductible or amount of such self-retained insurance.

     13.6 BLANKET POLICY. Notwithstanding anything to the contrary contained in this Article 13, Subtenant's obligations to carry the insurance provided for herein may be brought within the coverage of a so-called blanket policy or policies of insurance carried and maintained by Subtenant; provided, however, that the coverage afforded Sublandlord, Lessor, each Facility Mortgagee and any mortgagee of Lessor will not be reduced or diminished or otherwise be different from that which would exist under a separate policy meeting all other requirements of this Sublease by reason of the use of such blanket policy of insurance, and provided further that the requirements of this Article 13 are otherwise satisfied. The amount of the total insurance allocated to the Subleased Property, which amount shall be not less than the amounts required pursuant to Section 13.1, shall be specified either (i) in each such "blanket" policy or (ii) in a written statement, which Subtenant shall deliver to Sublandlord and Facility Mortgagee, from the insurer thereunder. A certificate and copy of each such "blanket" policy shall promptly be delivered to Sublandlord and Facility Mortgagee.

                                  ARTICLE 14

                      APPLICATION OF INSURANCE PROCEEDS

      14.1 INSURANCE PROCEEDS. All proceeds of insurance payable by reason of any loss or damage to the Subleased Property, or any portion thereof, and insured under any policy of insurance required by Article 13 shall (i) if greater than or equal to $250,000, be paid to and held by Sublandlord and (ii) if less than such amount, be paid to Subtenant and held by Subtenant. All such proceeds shall be held in trust and shall be made available for reconstruction or repair, as the case may be, of any damage to or destruction of the Subleased Property, or any portion thereof.

            14.1.1 DISBURSEMENT OF PROCEEDS. Any proceeds held by Sublandlord or Subtenant shall be paid out by Sublandlord or Subtenant from time to time for the reasonable costs of such reconstruction or repair; provided, however, that Sublandlord shall disburse proceeds subject to the following requirements:

                 (i) prior to commencement of restoration, (A) the architects, contracts, contractors, plans and specifications for the restoration shall have been approved by Sublandlord, which approval shall not be unreasonably withheld or delayed, (B) if legally permitted (and, if waivers can be obtained at such time without payment of additional funds to the contractors at such time), appropriate waivers of mechanics' and materialmen's liens shall have been filed and (C) Subtenant shall have obtained and delivered to Sublandlord all required governmental and private approvals necessary to complete the reconstruction or repair (including building permits, licenses and other necessary approvals);

                 (ii) at the time of any disbursement, subject to Article 12, no mechanics' or materialmen's liens shall have been filed against any of the Subleased Property and remain undischarged, unless a satisfactory bond shall have been posted in accordance with the laws of the State;

                 (iii) disbursements shall be made from time to time in an
            amount not exceeding the cost of the work completed since the last disbursement, upon receipt of (A) satisfactory evidence of the stage of completion, the estimated total cost of completion and performance of the work to date in a good and workmanlike manner in accordance with the contracts, plans and specifications, (B) waivers of liens, (C) a satisfactory bringdown of title insurance and (D) other evidence of cost and payment so that Sublandlord and Facility Mortgagee can verify that the amounts disbursed from time to time are represented by work that is completed, in place and free and clear of mechanics' and materialmen's lien claims;

                 (iv) each request for disbursement shall be accompanied by a certificate of Subtenant, signed by a duly authorized representative of Subtenant, describing the work for which payment is requested, stating the cost incurred in connection therewith, stating that Subtenant has not previously received payment for such work and, upon completion of the work, also stating that the work has been fully completed and complies with the applicable requirements of this Sublease;

                 (v) to the extent actually held by Sublandlord and not by a
            Facility Mortgagee or mortgagee of Lessor, (1) the proceeds shall be held in a separate account and shall not be commingled with Sublandlord's other funds, and (2) interest shall accrue on funds so held at the money market rate of interest and such interest shall constitute part of the proceeds; and

                 (vi) such other reasonable conditions as Sublandlord or
            Facility Mortgagee may reasonably impose, including, without limitation, payment by Subtenant of reasonable costs of administration imposed by or on behalf of Facility Mortgagee should the proceeds be held by Facility Mortgagee and including a deposit of funds by Subtenant if reasonably determined by Sublandlord or Facility Mortgagee that the insurance proceeds are insufficient to complete the restoration.

            14.1.2 EXCESS PROCEEDS. Any excess proceeds of insurance remaining after the completion of the restoration or reconstruction of the Subleased Property (or in the event neither Sublandlord nor Subtenant is required or elects to repair and restore) shall be paid to Sublandlord and Subtenant in like proportions to the value of Sublandlord's interests in the Subleased Property and Subtenant's interest in Subtenant's
      Personal Property and the Subtenant Improvements, or any portion thereof upon completion of any such repair and restoration except as otherwise specifically provided below in this Article 14. All salvage resulting from any risk covered by insurance shall belong to Sublandlord.

      14.2  RECONSTRUCTION COVERED BY INSURANCE.

            14.2.1 DESTRUCTION RENDERING FACILITY UNSUITABLE FOR ITS PRIMARY USE. If during the Term the Subleased Property is totally or partially destroyed from a risk covered by the insurance described in Article 13 and the Facility thereby is rendered Unsuitable For Its Primary Intended Use, Subtenant shall diligently restore the Facility to substantially the same condition as existed immediately before the damage or destruction. Such damage or destruction shall not terminate this Sublease.

            14.2.2 DESTRUCTION NOT RENDERING FACILITY UNSUITABLE FOR ITS PRIMARY USE. If during the Term, the Subleased Property is totally or partially destroyed from a risk covered by the insurance described in
      Article 13, but the Facility is not thereby rendered Unsuitable For Its Primary Intended Use, Subtenant shall diligently restore the Facility to substantially the same condition as existed immediately before the damage or destruction; provided, however, Subtenant shall not be required to restore Subtenant's Personal Property and/or any Subtenant Improvements if failure to do so does not adversely affect the amount of Additional Rent payable hereunder. Such damage or destruction shall not terminate this Sublease.

           14.2.3 COSTS OF REPAIR. If the cost of the repair or restoration exceeds the amount of proceeds received by Sublandlord or Subtenant from the insurance required under Article 13, Subtenant shall pay for such excess cost of repair or restoration.

      14.3 RECONSTRUCTION NOT COVERED BY INSURANCE. If during the Term, the Facility is totally or materially destroyed from a risk not covered by the insurance described in Article 13, whether or not such damage or destruction renders the Facility Unsuitable For Its Primary Intended Use, Subtenant shall diligently restore the Facility to substantially the same condition as existed immediately before the damage or destruction.

      14.4 NO ABATEMENT OF RENT. This Sublease shall remain in full force and effect and Subtenant's obligation to make rental payments and to pay all other charges required by this Sublease shall remain unabated during the period required for repair and restoration; provided, however, that if there is no Event of Default, Subtenant shall be entitled to retain any proceeds of rental value or business interruption insurance coverage maintained by Subtenant (which amounts shall be deemed Golf Course Revenue for purposes hereof).

      14.5 WAIVER. Subtenant hereby waives any statutory or other rights of termination which may arise by reason of any damage or destruction of the Facility which Sublandlord or Subtenant is obligated to restore or may restore under any of the provisions of this Sublease.

      14.6 DAMAGE NEAR END OF TERM. Notwithstanding any other provision to the contrary in this Article 14, if damage to or destruction of the Subleased Property occurs during the last 24 months of the Term of this Sublease, and if such damage or destruction cannot reasonably be expected to be fully repaired or restored prior to the date that is 12 months prior to the end of the then-applicable Term, then either Sublandlord or Subtenant shall have the right to terminate this Sublease on not less than 30 days' prior notice to the other party by giving notice thereof to the other party within 60 days after the date of such damage or destruction. Upon any such termination, Sublandlord shall be entitled to retain all insurance proceeds, grossed up by Subtenant to account for the deductible or any self-insured retention; provided, however, that Subtenant shall be entitled to retain or receive all insurance proceeds relating to Subtenant's Personal Property. If Sublandlord shall give Subtenant a notice under this Section 14.6 that it seeks to terminate this Sublease at a time when Subtenant has a remaining Extended Term, then such termination notice shall be of no effect if Subtenant shall exercise its rights to extend the Term not later than the earlier of the time required by Section 2.2 or within 30 days after Sublandlord's notice of termination given under this Section 14.6.

                                  ARTICLE 15

                                 CONDEMNATION

     15.1 TOTAL TAKING. If at any time during the Term the Subleased Property is totally and permanently taken by Condemnation, this Sublease shall terminate on the Date of Taking and Subtenant shall promptly pay all outstanding Rent and other charges through the date of termination.

     15.2 PARTIAL TAKING. If a portion of the Subleased Property is taken by Condemnation, this Sublease shall remain in effect if the Facility is not thereby rendered Unsuitable For Its Primary Intended Use, but if the Facility is thereby rendered Unsuitable For Its Primary Intended Use, this Sublease shall terminate on the Date of Taking.

     15.3 RESTORATION. If there is a partial taking of the Subleased Property and this Sublease remains in full force and effect pursuant to Section 15.2, Sublandlord at its cost shall accomplish all necessary restoration up to but not exceeding the amount of the Award payable to Sublandlord, as provided herein; provided, however, that at Sublandlord's option, Sublandlord may require Subtenant to perform such restoration, in which event Sublandlord shall make Sublandlord's Award available for such purpose, subject to disbursement requirements substantially similar to those set forth in Section 14.1.1 (it being understood that Subtenant shall be responsible for completion of such restoration, at its cost, irrespective of whether the condemnation proceeds are sufficient to pay all of the costs of such restoration work). If Subtenant receives an Award under Section 15.4, Subtenant shall repair or restore any Subtenant Improvements up to but not exceeding the amount of the Award payable to Subtenant therefor.

     15.4 AWARD DISTRIBUTION. The entire Award shall belong to and be paid to Sublandlord, except that, subject to the rights of the Facility Mortgagee and any mortgagee of Lessor, Subtenant shall be entitled to receive from the Award, if and to the extent such Award specifically includes such items, or to otherwise pursue a separate Award (but only to the extent such separate Award does not reduce the amount of the Award to which Sublandlord would otherwise be entitled hereunder) for, a sum attributable to the value, if any, of: (i) any Subtenant's Personal Property and (ii) the leasehold interest of Subtenant under this Sublease; provided, however, that if the amount received by Sublandlord, Lessor, the Facility Mortgagee and any mortgagee of Lessor is less than the Condemnation Threshold, then the amount of the Award otherwise payable to Subtenant for the value of its leasehold interest under this Sublease (and not any other funds of Subtenant) shall instead be paid over to Sublandlord up to the amount of the shortfall.

     15.5 TEMPORARY TAKING. The taking of the Subleased Property, or any part thereof, by military or other public authority shall constitute a taking by Condemnation only when the use and occupancy by the taking authority has continued for longer than six months. During any such six month period or less, which shall be deemed a temporary taking, all the provisions of this Sublease shall remain in full force and effect with no abatement of Rent payable by Subtenant hereunder. In the event of any such temporary taking, the entire amount of any such Award made for such temporary taking allocable to the Term of this Sublease, whether paid by way of damage, rent or otherwise, shall be paid to Subtenant.

                                  ARTICLE 16

                              EVENTS OF DEFAULT

      16.1 EVENTS OF DEFAULT. If any one or more of the following events (individually, an "Event of Default") shall occur:

           (a) if Subtenant shall fail to make payment of the Rent payable by Subtenant under this Sublease when the same becomes due and payable and such failure is not cured by Subtenant within a period of 10 days after receipt by Subtenant of notice thereof from Sublandlord; provided, however, that such notice shall be in lieu of and not in addition to any notice required under applicable law;

           (b) if Subtenant shall fail to obtain, maintain or replace the security deposit as required by Article 21 or the capital expenditure reserve deposits required by Section 18.2;

           (c) if, other than as a result of Unavoidable Delays, Subtenant shall fail to observe or perform any material term, covenant or condition of this Sublease and such failure is not cured by Subtenant within a period of 30 days after receipt by Subtenant of notice thereof from Sublandlord, unless such failure cannot with due diligence be cured within a period of 30 days, in which case such failure shall not be deemed to continue if Subtenant proceeds promptly and with due diligence to cure the failure and diligently completes the curing thereof, and in any event cures such failure within an additional ninety (90) day period following the foregoing 30-day cure period; provided, however, that such notice shall be in lieu of and not in addition to any notice required under applicable law; provided further, however, that the cure period shall not extend beyond 30 days as otherwise provided by this Section 16.1(c) if the facts or circumstances giving rise to the default are creating a further harm to Sublandlord or the Subleased Property and Sublandlord makes a good faith determination that Subtenant is not undertaking remedial steps that Sublandlord would cause to be taken if this Sublease were then to terminate.

           (d)   if Subtenant shall:

                 (i) admit in writing its inability to pay its debts generally as they become due;

                 (ii) file a petition in bankruptcy or a petition to take
            advantage of any insolvency act;

                 (iii) make an assignment for the benefit of its creditors;

                 (iv) consent to the appointment of a receiver of itself or of the whole or any substantial part of its property;

                 (v) file a petition or answer seeking reorganization or
            arrangement under the Federal bankruptcy laws or any other applicable law or statute of the United States of America or any state thereof; or

                 (vi) be unable to pay its debts as they mature.

            (e) if Subtenant shall, on a petition in bankruptcy filed against it, be adjudicated as bankrupt or a court of competent jurisdiction shall enter an order or decree appointing, without the consent of Subtenant, a receiver of Subtenant or of the whole or substantially all of its property, or approving a petition filed against it seeking reorganization or arrangement of Subtenant under the federal bankruptcy laws or any other applicable law or statute of the United States of America or any state thereof, and such judgment, order or decree shall not be vacated or set aside or stayed within 60 days from the date of the entry thereof;

            (f) if Subtenant shall be liquidated or dissolved, or shall begin proceedings toward such liquidation or dissolution;

            (g) if the estate or interest of Subtenant in the Subleased Property or any part thereof shall be levied upon or attached in any proceeding and the same shall not be vacated or discharged within the later of 90 days after commencement thereof or 30 days after receipt by Subtenant of notice thereof from Sublandlord (unless Subtenant shall be contesting such lien or attachment in accordance with Article 12); provided, however, that such notice shall be in lieu of and not in addition to any notice required under applicable law;

            (h) if, except as a result of damage, destruction or a partial or complete Condemnation or other Unavoidable Delays, Subtenant voluntarily ceases operations on the Subleased Property for a period in excess of 45 consecutive days;

            (i) any representation or warranty made by Subtenant herein or in any certificate, demand or request made pursuant hereto proves to have been incorrect when made in any material respect, and any adverse effect on Sublandlord of any such misrepresentation or breach of warranty has not been corrected to Sublandlord's satisfaction within 20 days after Subtenant becomes aware of, or is notified by Sublandlord of the fact of, such misrepresentation or breach of warranty;

           (j) if an Event of Default under any of the Other Property Leases occurs, provided, however, that if such Event of Default (other than for the failure to pay money or post the requisite security) arose from occurrences beyond the reasonable control of Subtenant, such Event of Default shall not constitute an Event of Default under this Section 16.1(j);

           (k) with respect to two (2) or more of the Other Property Leases, either an Event of Default has occurred and is continuing or such leases have been terminated by reason of an Event of Default;

           (l) a default by Subtenant in any payment of principal or interest on any obligations for borrowed money having a principal balance of $5,000,000 or more in the aggregate (excluding obligations which are limited in recourse to specific property of Subtenant provided that such property is not a substantial portion of the assets of Subtenant), or in the performance of any other provision contained in any instrument under which any such obligation is created or secured (including the breach of any covenant thereunder), if an effect of such default is that the holder(s) of such obligation cause such obligation to become due prior to its stated maturity;

           (m) a final, non-appealable judgment or judgments for the payment of money in excess of $3,000,000 in the aggregate not fully covered (excluding deductibles) by insurance shall be rendered against Subtenant and the same shall remain undischarged, unvacated, unbonded, or unstayed for a period of 60 consecutive days; or

           (n) if Subtenant shall default with respect to any of the provisions of the Master Lease that Subtenant is obligated to comply with pursuant to Section 29.1 below and Subtenant fails to cure such default within the applicable cure period (if any) under the Master Lease;

THEN, Sublandlord may terminate this Sublease by giving Subtenant not less than 10 days' notice (or no notice for clauses (d), (f) and (g)) of such termination and upon the expiration of the time fixed in such notice, the Term shall terminate and all rights of Subtenant under this Sublease shall cease. Without limitation of the foregoing, Sublandlord shall have all other rights at law and in equity available to Sublandlord as a result of any Event of Default under this Sublease.

      16.2 PAYMENT OF COSTS. Subtenant shall, to the extent permitted by law, pay as Additional Charges all costs and expenses incurred by or on behalf of Sublandlord, including reasonable attorneys' fees and expenses, as a result of any Event of Default hereunder.

     16.3 EXCEPTIONS. No Event of Default (other than a failure to make payment of money or post a required letter of credit) shall be deemed to exist under clause 16.1(c) or clause 16.1(j) during any time the curing thereof is prevented by an Unavoidable Delay; provided that, upon the cessation of such Unavoidable Delay, Subtenant shall remedy such default without further delay.

     16.4 CERTAIN REMEDIES. If an Event of Default shall have occurred (and the event giving rise to such Event of Default has not been cured within the curative period relating thereto as set forth in Section 16.1) and be continuing, whether or not this Sublease has been terminated pursuant to
Section 16.1, Subtenant shall, to the extent permitted by law, if required by Sublandlord so to do, immediately surrender to Sublandlord the Subleased Property pursuant to the provisions of Section 16.1 and quit the same and Sublandlord may enter upon and repossess the Subleased Property by reasonable force, summary proceedings, ejectment or otherwise, and may remove Subtenant and all other Persons and any and all Subtenant's Personal Property from the Subleased Property subject to any requirement of law.

     16.5 DAMAGES.  None of (a) the termination of this Sublease pursuant to
Section 16.1, (b) the repossession of the Subleased Property, (c) the failure of Sublandlord, notwithstanding reasonable good faith efforts, to relet the Subleased Property, (d) the reletting of all or any portion thereof, nor (e) the failure of Sublandlord to collect or receive any rentals due upon any such reletting, shall relieve Subtenant of its liability and obligations hereunder, all of which shall survive any such termination, repossession or reletting. In the event of any such termination, Subtenant shall forthwith pay to Sublandlord all Rent due and payable with respect to the Subleased Property to, and including, the date of such termination. Thereafter, Subtenant shall forthwith pay to Sublandlord, at Sublandlord's option, as and for liquidated and agreed current damages for Subtenant's default, either:

            (a)  the sum of:

                 (i) the worth at the time of award of the amount by which the unpaid Rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that Subtenant proves could have been reasonably avoided,

                 (ii) the worth at the time of award of the amount by which the unpaid Rent for the balance of the Term after the time of award exceeds the amount of such rental loss that Subtenant proves could be reasonably avoided, and

                 (iii) any other amount necessary to compensate Sublandlord for all the detriment proximately caused by Subtenant's failure to perform its obligations under this Sublease or which in the ordinary course of things would be likely to result therefrom.

      In making the above determinations, the worth at the time of the award shall be determined by the court having jurisdiction thereof using, as a discount factor for determining present value, a rate equal to the Prime Rate at the time of the Event of Default, and the Additional Rent shall be deemed to be the same as for the then-current Fiscal Year or, if not determinable, the immediately preceding Fiscal Year, for the remainder of the Term, or such other amount as either party shall prove reasonably could have been earned during the remainder of the Term or any portion thereof; or

           (b) without termination of Subtenant's right to possession of the Subleased Property, each installment of said Rent and other sums payable by Subtenant to Sublandlord under the Sublease as the same becomes due and payable, which Rent and other sums shall bear interest at the maximum annual rate permitted by the law of the State from the date when due until paid, and Sublandlord may enforce, by action or otherwise, any other term or covenant of this Sublease.

      16.6 ADDITIONAL REMEDIES. In addition to and without limitation of the foregoing, Sublandlord shall have all other remedies that may be available under applicable law.

      16.7 APPOINTMENT OF RECEIVER. Upon the occurrence of an Event of Default, and upon filing of a suit or other commencement of judicial proceedings to enforce the rights of Sublandlord hereunder, Sublandlord shall be entitled, as a matter of right, to the appointment of a receiver or receivers acceptable to Sublandlord (i) of the Subleased Property and the Facility and (ii) of the revenues, earnings, income, products and profits thereof, pending such proceedings, with such powers as the court making such appointment shall confer.

      16.8 WAIVER. If this Sublease is terminated pursuant to Section 16.1, Subtenant waives, to the extent permitted by applicable law (a) any right of redemption, re-entry or repossession and (b) any right to a trial by jury in the event of summary proceedings to enforce the remedies set forth in this
Article 16.

      16.9 APPLICATION OF FUNDS. Any payments received by Sublandlord under any of the provisions of this Sublease during the existence or continuance of any Event of Default shall be applied to Subtenant's obligations in such order as Sublandlord may determine or as may be prescribed by the laws of the State.

                                  ARTICLE 17

               SUBLANDLORD'S RIGHT TO CURE SUBTENANT'S DEFAULT

      If Subtenant shall fail to make any payment or to perform any act required to be made or performed under this Sublease, and to cure the same within the relevant time periods in Section 16.1, Sublandlord, after notice to and demand upon Subtenant, and without waiving or releasing any obligation or default, may (but shall be under no obligation to) at any time thereafter make such payment or perform such act for the account and at the expense of Subtenant. Sublandlord may, to the extent permitted by law, enter upon the Subleased Property for such purpose and take all such action thereon as, in Sublandlord's good faith judgment, may be necessary or appropriate therefor. No such entry shall be deemed an eviction of Subtenant. All sums so paid by Sublandlord and all costs and expenses (including reasonable attorneys' fees and expenses, to the extent permitted by law) so incurred, together with a late charge thereon at the Overdue Rate from the date on which such sums or expenses are paid or incurred by Sublandlord, shall be paid by Subtenant to Sublandlord on demand. The obligations of Subtenant and rights of Sublandlord contained in this Article 17 shall survive the expiration or earlier termination of this Sublease.

                                  ARTICLE 18

                       OPERATIONS/CAPITAL EXPENDITURES

     18.1 ANNUAL PLAN. On or before the Commencement Date (i.e., with respect to the calendar year in which the Commencement Date occurs), and thereafter on or before November 30th of each year during the Term hereof, Subtenant shall deliver to Sublandlord a report with respect to the next succeeding calendar year (herein, an "Annual Plan"), setting forth the plans and prospects for Subtenant's business operations at the Subleased Property, which shall include
(i) a forecast or budget of revenues (including, without limitation, Golf Course Revenues and Other Revenues) and expenses for such period, (ii) a projection on a month-by-month basis of cash in-flow and working capital, (iii) proposed plans for marketing, sales, promotion, membership development and advertising, (iv) a proposed schedule of all fees and charges to be imposed at the Subleased Property, including, but not limited to, membership fees, greens fees and cart rental charges, charges for the use of practice range facilities, food and beverages charges, and fees and charges for other services, amenities and products that Subtenant intends to offer at the Subleased Property, (v) a forecast or budget of Capital Expenditures for such period, together with a plan for the improvement of the golf course and related facilities and a plan for the improvement of the clubhouse and other buildings at the Subleased Property, and (vi) description of any other material action concerning the management, operation or marketing of the Subleased Property contemplated for the period at issue. Sublandlord shall have the right to request reasonable modifications to the components of the Annual Plan described in subclause (v) above with respect to additions or improvements made or to be made to the Subleased Property, by notice thereof to Subtenant, and Subtenant shall thereafter so modify such items as reasonably requested by Sublandlord, and shall submit the revised components of the Annual Plan to Sublandlord within thirty (30) days following Sublandlord's request for such modifications. Subtenant shall utilize good faith efforts to implement the Annual Plan for the respective period or periods covered thereby and shall promptly notify Sublandlord of any action taken by Subtenant which materially deviates from the matters set forth in the current Annual Plan. Without limitation of the foregoing, it is agreed by Subtenant that the Annual Plan shall provide for an annual budget for Capital Expenditures of not less than three percent (3%) of the Golf Course Revenues and Other Revenues budgeted for such annual period.

     18.2 FUNDING OF CAPITAL EXPENDITURE RESERVE ACCOUNT. Within twenty (20) days after the end of each Fiscal Quarter during the Term hereof, Subtenant shall deposit into an account at an institution designated by Sublandlord (herein, the "Capital Expenditure Reserve Account"), the aggregate "Capital Expenditure Reserve Amounts" (as defined below) required for the immediately preceding Fiscal Quarter. Such amounts shall be invested as directed by Subtenant, subject to Sublandlord's reasonable approval. As further security for the payment and performance of all obligations of Subtenant hereunder, Subtenant hereby grants to Sublandlord and, if so requested by Sublandlord, to any Facility Mortgagee designated by Sublandlord, a security interest in and to the Capital Expenditure Reserve Account and all sums on deposit therein. All such sums, together with any interest thereon, shall belong to Subtenant and will be held in the Capital Expenditure Reserve Account and released and applied in accordance with the terms of this Sublease. Subtenant may make withdrawals from the Capital Expenditure Reserve Account with respect to Capital Expenditures that are reflected in the Annual Plan and which pertain to Subtenant Improvements approved by Sublandlord pursuant to Article 10 hereof, to the extent such withdrawals are made to reimburse Subtenant for sums paid or incurred with respect to such Subtenant Improvements. Notwithstanding the foregoing, upon the occurrence of an Event of Default hereunder, Subtenant shall have no further rights with respect to any amounts on deposit in the Capital Expenditure Reserve Account, and such amounts shall be deemed to be held by Sublandlord as further security for Subtenant's obligations hereunder, to be disbursed or applied in accordance with the same terms and conditions as set forth in Article 21 hereof with respect to the balance of the security then on deposit with Sublandlord. For purposes hereof, the term "Capital Expenditure Reserve Amount" shall mean, for any Fiscal Quarter, an amount equal to the excess (if any) of (i) three percent (3%) of the Golf Course Revenues and Other Revenues accruing from the beginning of the "Capital Expenditure Period" (as defined below) in which such Fiscal Quarter occurs through and including the end of such Fiscal Quarter (herein, the "Calculation Period") over (ii) the sum of all Capital Expenditures expended during such Calculation Period with respect to the Subleased Property, which Capital Expenditures were made pursuant to an Annual Plan and otherwise pursuant to the terms of Article 10 hereof. For purposes hereof, the term ""Capital Expenditure Period" shall mean (a) the period from and the Commencement Date and through the fourth (4th) full Fiscal Quarter thereafter and (b) each successive period of four (4) full Fiscal Quarters thereafter occurring during the Term thereof. Any amounts remaining in the Capital Expenditure Reserve Account at the expiration or prior termination of the Term shall become the sole property of Sublandlord, without further action by either party.

                                   ARTICLE 19

                               LEGAL REQUIREMENTS

     Subject to Article 12 regarding permitted contests, Subtenant, at its expense, shall promptly (a) comply with all Legal Requirements and Insurance Requirements in respect of the use, operation, maintenance, repair and restoration of the Subleased Property, whether or not compliance therewith shall require structural changes in any of the Subleased Improvements or interfere with the use and enjoyment of the Subleased Property; and (b) procure, maintain and comply with all licenses, permits, approvals and authorizations required for any use of the Subleased Property then being made, and for the proper erection, installation, operation and maintenance of the Subleased Property or any part thereof.

                                   ARTICLE 20

                                  HOLDING OVER

     If Subtenant shall for any reason remain in possession of the Subleased Property after the expiration of the Term or earlier termination of the Term hereof, such possession shall be as a tenancy at sufferance during which time Subtenant shall pay as rental each month or partial month, 125% of the aggregate of (i) one-twelfth of the aggregate Annual Base Rent and Additional Rent payable with respect to the last Fiscal Year of the preceding Term; (ii) all Additional Charges accruing during the month; and (iii) all other sums, if any, payable by Subtenant pursuant to the provisions of this Sublease with respect to the Subleased Property. In addition to and without limiting any other rights or remedies which Sublandlord may have on account of such holding over, Subtenant shall indemnify Sublandlord and Lessor from and against all damages suffered by Sublandlord or Lessor, as the case may be, on account of such holding over, including any damages and claims by tenants or subtenants entitled to future possession. During such period of tenancy at sufferance, Subtenant shall be obligated to perform and observe all of the terms, covenants and conditions of this Sublease, but shall have no rights hereunder other than the right, to the extent given by law to such tenancies at sufferance, to continue its occupancy and use of the Subleased Property. Nothing contained herein shall constitute the consent, express or implied, of Sublandlord to the holding over of Subtenant after the expiration or earlier termination of this Sublease.

                                   ARTICLE 21

           UPREIT UNITS/REIT SHARES/LETTER OF CREDIT/SECURITY DEPOSIT

     21.1 SECURITY DEPOSIT. On or before the Commencement Date, Subtenant shall post a Letter of Credit with Sublandlord (or shall pledge or otherwise deliver limited partnership units in Sublandlord, shares of common stock in Sublandlord's general partner, or other security acceptable to Sublandlord and described in Section 21.6 below), to be held as a security deposit in accordance with the term, of this Article 21. The security deposit shall, at all times, be in an amount equal to the then Required Security Deposit Amount (as defined in Exhibit A hereto).

      21.2 OFFICER'S CERTIFICATE/AUDIT. Subtenant shall provide an Officer's Certificate to Sublandlord not later than forty-five (45) days after the end of each Fiscal Quarter, as to the Required Security Deposit Amount then in effect, which Certificate shall include a calculation and reasonable detail of such item. Without limitation of the foregoing, Sublandlord shall have the right, at any time and from time to time, to audit, whether directly or through its accountants, the information set forth in any Officer's Certificate to be delivered under this Article 21, and in connection with such audit, to examine Subtenant's books and records with respect thereto (including supporting data, sales tax returns and Subtenant's workpapers). Any determination made by Sublandlord pursuant to said audit shall be binding upon Subtenant. If any such audit discloses that the EBITDA (as defined in Exhibit A hereto) was overstated by such amount so as to result in a purported reduction in the Required Security Deposit Amount for which Subtenant was not otherwise entitled based upon the audited EBITDA calculations, then, in such case, Subtenant shall be responsible for all costs incurred by Sublandlord in connection with such audit and examination. If the determination of the then Required Security Deposit Amount indicates that Sublandlord is then holding either less than or greater than the then required security deposit hereunder, the parties shall promptly cooperate with one another in either increasing or decreasing the security deposit so that Sublandlord, within thirty (30) days after delivery of said Officer's Certificate (or, if Sublandlord disputes such determination, then within 30 days following any audit conducted by Sublandlord as provide above in this Section 21.2), is then holding the appropriate security deposit hereunder.

      21.3 TERMS OF LETTER OF CREDIT.  In the event that the security under this
Article 21 is in the form of a Letter of Credit, such Letter of Credit shall:

           (i) be an irrevocable standby letter of credit from a bank with a long-term debt rating from Standard & Poor's Corporation or Moody's Investors Services Inc. of "A" or better naming Sublandlord (and/or any Facility Mortgagee if requested by Sublandlord) as beneficiary to secure Subtenant's obligations hereunder and Subtenant's or an Affiliate of Subtenant's obligations under the Other Property Leases;

           (ii) have a stated amount equal to the Required Security Deposit Amount plus, if the Letter of Credit is intended to satisfy Subtenant's obligations under the Other Property Leases with Sublandlord, the amounts required under such other leases;

           (iii) have a term of not less than one year;

           (iv) provide that it will be honored upon a signed statement by Sublandlord that Sublandlord is entitled to draw upon the letter of credit under this Sublease, and shall require no signature or statement from any party other than Sublandlord; and

           (v) permit multiple draws by providing that following the honor of any drafts in an amount less than the aggregate stated amount of the Letter of Credit, the issuing bank shall return the original letter of credit to Sublandlord and that Sublandlord's rights as to the remaining stated amount of the Letter of Credit will not be extinguished.

      21.4 DRAWS AGAINST LETTER OF CREDIT/ALTERNATIVE SECURITY; APPLICATION OF PROCEEDS. Sublandlord may draw against the Letter of Credit (or, in the case of alternative security under Section 21.6 below, Sublandlord may apply or otherwise proceed against such security) upon any monetary default under this Sublease or any other Event of Default under the terms of Section 16.1. Sublandlord may apply any amounts drawn or received under the Letter of Credit (or alternative security) to the satisfaction of any obligations owed to Sublandlord under this Sublease or the Other Property Leases. Any proceeds from the Letter of Credit (or alternative security) drawn or received but not so applied shall be held by Sublandlord as a security deposit.

      21.5 RENEWAL OF LETTER OF CREDIT. If the Letter of Credit shall expire at a time when the Letter of Credit is still required under Section 21.1 or
Section 21.2, Subtenant shall renew the Letter of Credit at least 30 days prior to its expiration. If Subtenant shall fail to renew the Letter of Credit prior to such time, Sublandlord may draw against the same and hold the proceeds thereof as a security deposit until such time as Subtenant shall renew the Letter of Credit. Sublandlord shall hold such security deposit in a separate account in trust for Subtenant and shall account to Subtenant for any interest earned thereon.

      21.6 OTHER SECURITY. In the event Sublandlord, at its discretion (and without obligation to do so), permits the security under this Article 21 to be in a form other than a Letter of Credit, then the alternative security shall be in the same amount as the "Required Security Deposit Amount" and shall otherwise be in such form and substance as may be acceptable to Sublandlord, in its discretion. In such event, Subtenant agrees to enter into a supplement to this Sublease, at Sublandlord's request, in order to set forth the terms and conditions governing the alternative security. Without limitation of the foregoing, Sublandlord hereby agrees that limited partnership units in Sublandlord or shares of common stock in Sublandlord's general partner shall be deemed to be an acceptable form of alternative security hereunder. The value of each such limited partnership unit or share of common stock, for purposes of this Article 21, shall be (A) with respect to any partnership unit or share delivered or pledged to Sublandlord as security as of the Commencement Date of the Term, the "Price to Public (Per Share)", as shown on the cover page of the final prospectus distributed in connection with the initial public offering of shares of common stock of Sublandlord's general partner, and (B) with respect to any partnership unit or share delivered or pledged to Sublandlord as security at any time following the Commencement Date of the Term, the average of the New York Stock Exchange closing prices per share of common stock of Sublandlord's general partner for the twenty (20) consecutive "Trading Days" (as hereinafter defined) immediately preceding the date of delivery or pledge of said partnership unit or share as security hereunder. For purposes of the foregoing, "Trading Day" shall mean a day on which the New York Stock Exchange is open for the transaction of business.

                                  ARTICLE 22

                                   IMPOUNDS

      Without limitation on any obligations of Subtenant set forth herein, Sublandlord shall have the right, at any time following and during the continuance of an Event of Default hereunder, to require Subtenant to pay to Sublandlord an additional monthly sum (each an "Impound Payment") sufficient to pay the Impound Charges (as hereinafter defined) as they become due. As used herein, "Impound Charges" shall mean real estate taxes on the Subleased Property or payments in lieu thereof, rental or other payments due to Lessor under the Master Lease and premiums on any insurance required by this Sublease. Sublandlord shall determine the amount of the Impound Charges and of each Impound Payment. The Impound Payments shall be held in a separate account and shall not be commingled with other funds of Sublandlord and interest thereon shall be held for the account of Subtenant. Upon Subtenant's tendering to Sublandlord of invoices therefor no later than thirty (30) days prior to the respective due dates thereof, Sublandlord shall apply the Impound Payments to the payment of the Impound Charges in such order or priority as Sublandlord shall reasonably determine or as otherwise required by law. If at any time the Impound Payments theretofore paid to Sublandlord shall be insufficient for the payment of the Impound Charges, Subtenant, within 10 days after Sublandlord's written demand therefor, shall pay the amount of the deficiency to Sublandlord.

                                  ARTICLE 23

                        INDEMNIFICATION; RISK OF LOSS

      23.1 SUBTENANT'S INDEMNIFICATION. Notwithstanding the existence of any insurance provided for in Article 13, and without regard to the policy limits of any such insurance, Subtenant will protect, indemnify, save harmless and defend Sublandlord, Lessor, each Facility Mortgagee and any mortgagee of Lessor from and against all liabilities, obligations, claims, damages, penalties, causes of action, costs and expenses (including reasonable attorneys' fees and expenses), to the extent permitted by law, imposed upon or incurred by or asserted against such parties by reason of:

           (a) any accident, injury to or death of Persons or loss of or damage to property occurring on or about the Subleased Property or adjoining sidewalks, including, but not limited to, any accident, injury to or death of Person or loss of or damage to property resulting from golf balls, golf clubs, golf shoes, lawn mowers or other gardening devices, golf carts, tractors or other motorized vehicles present on or adjacent to the Subleased Property;

           (b) any use, misuse, non-use, condition, maintenance or repair by Subtenant of the Subleased Property;

           (c) any Impositions (which are the obligations of Subtenant to pay pursuant to the applicable provisions of this Sublease);

           (d) any failure on the part of Subtenant to perform or comply with any of the terms of this Sublease;

           (e) the non-performance of any of the terms and provisions of any and all existing and future subsubleases of the Subleased Property to be performed by the subsublandlord (i.e., Subtenant) thereunder;

           (f) any "dram shop" liability associated with the sale and/or consumption of alcohol at the Subleased Property; and

           (g) any liability Sublandlord, Lessor, any Facility Mortgagee or any mortgagee of Lessor may incur or suffer as a result of any permitted contest by Subtenant pursuant to Article 12.

      23.2 SUBLANDLORD'S INDEMNIFICATION OF SUBTENANT. Sublandlord shall protect, indemnify, save harmless and defend Subtenant from and against all liabilities, obligations, claims, damages, penalties, causes of action, costs and expenses (including reasonable attorneys' fees) imposed upon or incurred by or asserted against Subtenant as a result of Sublandlord's active negligence or willful misconduct.

      23.3 MECHANICS OF INDEMNIFICATION. As soon as reasonably practicable after receipt by the indemnified party of notice of any liability or claim incurred by or asserted against the indemnified party that is subject to indemnification under this Article 23, the indemnified party shall give notice thereof to the indemnifying party. The indemnified party may at its option demand indemnity under this Article 23 as soon as a claim has been threatened by a third party regardless of whether an actual loss has been suffered, so long as the indemnified party shall in good faith determine that such claim is not otherwise frivolous and that the indemnified party may be liable for, or otherwise incur, a loss as a result thereof and shall give notice of such determination to the indemnifying party. The indemnified party shall permit the indemnifying party, at its option and expense, to assume the defense of any such claim by counsel selected by the indemnifying party and reasonably satisfactory to the indemnified party, and to settle or otherwise dispose of the same; provided, however, that the indemnified party may at all times participate in such defense at its expense; and provided further, however, that the indemnifying party shall not, in defense of any such claim, except with the prior written consent of the indemnified party, consent to the entry of any judgment or to enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff in question to the indemnified party and its affiliates a release of all liabilities in respect of such claims, or that does not result only in the payment of money damages by the indemnifying party. If the indemnifying party shall fail to undertake such defense within 30 days after such notice, or within such shorter time as may be reasonable under the circumstances, then the indemnified party shall have the right to undertake the defense, compromise or settlement of such liability or claim on behalf of and for the account of the indemnifying party.

     23.4 SURVIVAL OF INDEMNIFICATION OBLIGATIONS. Subtenant's or Sublandlord's liability for a breach of the provision of this Article 23 arising during the Term hereof shall survive any termination of this Sublease for a period of one (1) year (i.e., meaning that Sublandlord or Subtenant, as the case may be, must give notice to the other of such claim prior to the expiration of said 1-year period).

     23.5 RISK OF LOSS. During the Term of this Sublease, the risk of loss or of decrease in the enjoyment and beneficial use of the Subleased Property as a consequence of the damage or destruction thereof by fire, the elements, casualties, thefts, riots, wars or otherwise, or in consequence of foreclosures, attachments, levies or executions (other than by Sublandlord and those claiming from, through or under Sublandlord) is assumed by Subtenant. In the absence of gross negligence, willful misconduct or breach of this Sublease by Sublandlord pursuant to Section 26.3, Sublandlord shall in no event be answerable or accountable therefor nor shall any of the events mentioned in this Section 23.5 entitle Subtenant to any abatement of Rent.

                                   ARTICLE 24

                          SUBSUBLETTING AND ASSIGNMENT


     24.1 PROHIBITION AGAINST SUBSUBLETTING AND ASSIGNMENT. Subject to Section 24.3, Subtenant shall not, without the prior written consent of Sublandlord (which consent Sublandlord may grant or withhold in its sole and absolute discretion, except as hereinafter expressly provided), assign, mortgage, pledge, hypothecate, encumber or otherwise transfer (except to an Affiliate of Subtenant) this Sublease or any interest herein, all or any part of the Subleased Property or suffer or permit this Sublease or the leasehold estate created hereby or any other rights arising under this Sublease to be assigned, transferred, mortgaged, pledged, hypothecated or encumbered, in whole or in part, whether voluntarily, involuntarily or by operation of law; provided, however, that Sublandlord's consent to a proposed assignment of this Sublease shall not be withheld if, as of the date of such assignment (a) the proposed assignee shall also be the assignee of all Other Property Leases, in accordance with the terms and conditions for assignment set forth therein, (b) the proposed assignee (together with any proposed guarantor(s) of the proposed assignee's obligations under this Sublease) has a net worth, as evidenced by audited financial statements, of at least Thirty Million Dollars ($30,000,000.00), and (c) the proposed assignee, together with its Affiliates, manages or operates not less than thirty (30) golf courses (hereinafter collectively called the "Minimum Assignee Qualifications"). Sublandlord shall have a period of thirty (30) days after delivery to it of a request for assignment together with the financial and other information on the proposed assignee (and any proposed guarantors) necessary for Sublandlord to evaluate whether the proposed assignee satisfies the Minimum Assignee Qualifications and Sublandlord's failure to respond within thirty (30) days of

Sublandlord's receipt of a request for assignment and all required information (as evidenced by a receipt signed and dated by Sublandlord) shall be deemed Sublandlord's approval of said assignee and said assignment. Any notice withholding consent must specify in detail the reasonable grounds for Sublandlord so withholding its consent. For purposes of this Section 24.1, an assignment of this Sublease shall be deemed to include any Change of Control of Subtenant, as if such Change of Control were an assignment of this Sublease.

      24.2 CHANGES IN CONTROL. A Change of Control requiring the consent of Sublandlord shall mean:

           (a) the issuance and/or sale by Subtenant or the sale by any stockholder of Subtenant of a Controlling interest in Subtenant to a Person other than an Affiliate of Subtenant, other than in either case a distribution to the public pursuant to an effective registration statement under the Securities Act of 1933, as amended (a "Registered Offering");

           (b) the sale, conveyance or other transfer of all or substantially all of the assets of Subtenant (whether by operation of law or otherwise);

           (c) any other transaction, or series of transactions, which results in (i) Palmer Management no longer being the sole managing member of Subtenant or (ii) Palmer Management no longer owning, directly or indirectly, beneficially at least fifty-one percent (51%) of the voting and economic membership or ownership interests in Subtenant, or (iii) Affiliates of Subtenant no longer having Control of Subtenant (in each such case, other than through a Registered Offering); or

           (d) any transaction pursuant to which Subtenant is merged with or consolidated into another entity (other than an entity owned and Controlled by an Affiliate of Subtenant), and Subtenant is not the surviving entity;


           provided, however, that Sublandlord shall not withold its consent to a proposed assignment of this Sublease resulting from any proposed Change of Control of Subtenant, so long as (i) for a Change of Control under Sections 24.2(b) or (d) above, the Person formed by or surviving such transaction as the assignee of Subtenant's interest hereunder satisfies the "Minimum Assignee Qualifications" described in
      Section 24.1 above, and (ii) for a Change of Control under Sections 24.1(a) or (c) above, the Person obtaining control of Subtenant as a result of such transaction, together, together with Person's Affiliates, of such transaction, together with such Person's Affiliates, satisfies the "Minimum Assignee Qualifications" described in Section 24.1 above.

      24.3  SUBSUBLEASES.

           24.3.1 PERMITTED SUBSUBLEASES. Subtenant shall not assign this Sublease or subsublet all or any part of the Subleased Property without first having obtained Sublandlord's prior written consent, at Sublandlord's sole discretion. Notwithstanding the foregoing, Sublandlord agrees that it shall not unreasonably withhold its consent to any requested subsublease of portions of the Subleased Property to concessionaires or licensees to:

               (a)   operate golf professionals' shops;

               (b)   operate golf driving ranges;

               (c)   provide golf lessons;

               (d)   operate restaurants;

               (e)   operate bars; and

               (f) operate any other portions (but not the entirety) of the Subleased Property customarily associated with or incidental to the operation of the Golf Course.

           24.3.2 TERMS OF SUBSUBLEASE. Each subsublease of any of the Subleased Property shall be subject and subordinate to the provisions of this Sublease. No subsublease made as permitted by Section 24.3.1 shall affect or reduce any of the obligations of Subtenant hereunder, and all such obligations shall continue in full force and effect as if no subsublease had been made. No subsublease shall impose any additional obligations on Sublandlord under this Sublease.

           24.3.3 COPIES. Subtenant shall, within 10 days after the execution and delivery of any subsublease permitted by Section 24.3.1, deliver a duplicate original thereof to Sublandlord.

           24.3.4 ASSIGNMENT OF RIGHTS IN SUBSUBLEASES. As security for performance of its obligations under this Sublease, Subtenant hereby grants, conveys and assigns to Sublandlord all right, title and interest of Subtenant in and to all subsubleases now in existence or hereinafter entered into for any or all of the Subleased Property, and all extensions, modifications and renewals thereof and all rents, issues and profits therefrom. Sublandlord hereby grants to Subtenant a license to collect and enjoy all rents and other sums of money payable under any subsublease of any of the Subleased Property; provided, however, that Sublandlord shall have the absolute right at any time after the occurrence and during the continuance of an Event of Default upon notice to Subtenant and any subsubtenants to revoke said license and to collect such rents and sums of money and to retain the same. Subtenant shall not
      (i) after the occurrence and during the continuance of an Event of Default, consent to, cause or allow any material modification or alteration of any of the terms, conditions or covenants of any of the subsubleases or the termination thereof, without the prior written approval of Sublandlord nor (ii) accept any rents (other than customary security deposits) more than 90 days in advance of the accrual thereof nor permit anything to be done, the doing of which, nor omit or refrain from doing anything, the omission of which, will or could be a breach of or default in the terms of any of the subsubleases.

           24.3.5 LICENSES, ETC. For purposes of Sections 24.1, 24.3 and 24.5, subsubleases shall be deemed to include any licenses, concession arrangements, management contracts or other arrangements relating to the possession or use of all or any part of the Subleased Property.

      24.4 ASSIGNMENT. Upon any assignment permitted under this Sublease (either as a matter of right or with Sublandlord's consent), the assignee shall expressly assume, for the benefit of Sublandlord, all obligations and liabilities of Subtenant hereunder arising from and after the effective date of such assignment, whereupon the assignor shall, from and after the effective date of such assignment, be relieved of all liability for any obligations arising from and after said effective date. No consent to any assignment in a particular instance shall be deemed to be a waiver of the prohibition set forth in Article 24. Any assignment or other transfer of all or any portion of Subtenant's interest in the Sublease in contravention of Article 24 shall be voidable at Sublandlord's option. All terms and conditions of this Sublease shall continue to apply from and after the effective date of such assignment (including, without limitation, the terms of Sections 16.1(j) and 16.1(k) hereof).

      24.5 REIT LIMITATIONS. Anything contained in this Sublease to the contrary notwithstanding, Subtenant shall not (i) subsublet or assign the Subleased Property or this Sublease on any basis such that the rental or other amounts to be paid by the subsubtenant or assignee thereunder would be based, in whole or in part, on the income or profits derived by the business activities of the subsubtenant or assignee; (ii) subsublet or assign the Subleased Property or this Sublease to any Person in which Sublandlord owns, directly or indirectly (by applying constructive ownership rules set forth in Section 856(d)(5) of the Code), a 10% or greater interest; or (iii) subsublet or assign the Subleased Property or this Sublease in any other manner or otherwise derive any income which could cause any portion of the amounts received by Sublandlord pursuant to this Sublease or any subsublease to fail to qualify as "rents from real property" within the meaning of Section 856(d) of the Code, or which could cause any other income received by Sublandlord to fail to qualify as income described in Section 856(c)(2) of the Code. The requirements of this Section 24.5 shall likewise apply to any further subleasing by any subsubtenant.

                                  ARTICLE 25

                 OFFICER'S CERTIFICATES AND OTHER STATEMENTS

      25.1 OFFICER'S CERTIFICATES. At any time, and from time to time upon Subtenant's receipt of not less than 10 days' prior written request by Sublandlord, Subtenant will furnish to Sublandlord an Officer's Certificate certifying that:

           (a) this Sublease is unmodified and in full force and effect (or that this Sublease is in full force and effect as modified and setting forth the modifications);

           (b) the dates to which the Rent has been paid;

           (c) whether or not, to the best knowledge of Subtenant, Sublandlord is in default in the performance of any covenant, agreement or condition contained in this Sublease and, if so, specifying each such default of which Subtenant may have knowledge;

           (d) that, except as otherwise specified, there are no proceedings pending or, to the knowledge of the signatory, threatened, against Subtenant before or by any court or administrative agency which, if adversely decided, would materially and adversely affect the financial condition and operations of Subtenant; and

           (e) responding to such other questions or statements of fact as Sublandlord, Lessor or any Facility Mortgagee shall reasonably request.

Subtenant's failure to deliver such statement within such time shall constitute an acknowledgment by Subtenant that this Sublease is unmodified and in full force and effect (except as may be represented to the contrary by Sublandlord), Sublandlord is not in default in the performance of any covenant, agreement or condition contained in this Sublease and the other matters set forth in such request, if any, are true and correct. Any such certificate furnished pursuant to this Section 25.1 may be relied upon by Sublandlord.



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

      At any time, and from time to time upon Sublandlord's receipt of not less than 30 days' prior written request by Subtenant, Sublandlord will furnish to Subtenant a certificate, signed by a duly authorized representative of Sublandlord, certifying that:

           (a) This Sublease is unmodified and in full force and effect (or that this Sublease is in full force and effect as modified and setting forth the modification);

           (b) the dates to which the Rent has been paid; and

           (c) whether or not, to the best knowledge of Sublandlord, Subtenant is in default in the performance of any covenant, agreement or condition contained in this Sublease and, if so, specifying each such default of which Sublandlord may have knowledge.

Sublandlord's failure to deliver such statement within such time shall constitute an acknowledgement by Sublandlord that this Sublease is unmodified and in full force and effect (except as may be represented to the contrary by Subtenant) and that Subtenant is not in default in the performance of any covenant, agreement or condition contained in this Sublease. Any such certificate furnished pursuant to this Section 25.1 may be relied upon by Subtenant.

      25.2 FINANCIAL REPORTING. Subtenant shall deliver to Sublandlord the following items at the time or times hereinafter set forth:

           25.2.1 MONTHLY FINANCIAL INFORMATION. As soon as practicable, and in any event on or before the thirtieth (30th) day following the end of each calendar month during the Term, Subtenant shall furnish to Sublandlord unaudited balance sheets relative to Subtenant and relative to the Subleased Property as of the end of such calendar month, and income (including information on Capital Expenditures) and cash flow statements for Subtenant and the Subleased Property for such calendar month and on a year-to-date and trailing twelve (12) month basis, certified as being true and correct in all material respects by Subtenant.

           25.2.2 QUARTER FINANCIAL INFORMATION. As soon as practicable, and in any event within thirty (30) days after the end of each Fiscal Quarter during the Term, Subtenant shall furnish to Sublandlord unaudited balance sheets of Subtenant and of the Subleased Property as of the close of such Fiscal Quarter, together with income statements and statements of cash flow for Subtenant and for the Subleased Property for such Fiscal Quarter and on a year-to-date and trailing twelve (12) month basis, in all cases setting forth in comparative form the figures for the preceding corresponding periods, together with a statement of all Capital Expenditures made during such Fiscal Quarter and a reconciliation thereof with amounts deposited (or required to be deposited) into the Capital Expenditure Reserve Account for such Fiscal Quarter, all in detail and presentation reasonably acceptable to Sublandlord. The foregoing quarterly financial



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

      information shall be accompanied by a certificate of a duly authorized representative of Subtenant, dated within five (5) days of the delivery of such statement, stating that (i) the authorized representative knows of no Event of Default or event which, upon notice or the passage of time or both, would become an Event of Default, or if any such event has occurred and is continuing, specifying the nature and period of existence thereof and what action Subtenant has taken or proposes to take with respect thereto, and (ii) except as otherwise specified in such certificate, to the best of such representative's knowledge, Subtenant and Sublandlord have each fulfilled, in all material respects, all of their respective obligations under this Sublease which are required to be fulfilled on or prior to the date of such certificate.

           25.2.3 ANNUAL FINANCIAL STATEMENTS. As soon as practicable, and in any event within ninety (90) days after the close of each Fiscal Year during the Term, Subtenant shall furnish to Sublandlord a copy of its audited consolidated balance sheet and related audited consolidated statement of income and audited statement of cash flow, in each case with respect to Subtenant and with respect to the Subleased Property, prepared in accordance with generally accepted accounting principles consistently applied. The foregoing financial statements shall be certified by a nationally recognized certified public accountants, or such other accountants as may be reasonably acceptable to Sublandlord. All such financial statements shall set forth, in comparative form, the figures for the preceding Fiscal Year. The foregoing annual financial statements shall be accompanied by an opinion of the foregoing accountants to the effect that (a) there are no qualifications as to the scope of the audit and (b) the audit was performed in accordance with generally accepted accounting principles, consistently applied. The annual financial statements required hereunder shall be accompanied by a certificate of a duly authorized representative of Subtenant, dated within five (5) days of the delivery of such statement, stating that (i) the representative knows of no Event of Default, or event which, upon notice or the passage of time or both, would become an Event of Default, or, if any such event has occurred and is continuing, specifying the nature and period of existence therein and what action Subtenant has taken or proposes to take with respect thereto, and (ii) except as otherwise specified in such certificate, to the best of such representative's knowledge, Subtenant and Sublandlord have each fulfilled, in all material respects, all of their respective obligations under this Sublease which are required to be fulfilled on or prior to the date of such certificate. The foregoing financial statements shall include a statement of all Capital Expenditures made during such Fiscal Year and a reconciliation thereof with amounts deposited (or required to be deposited) into the Capital Expenditure Reserve Account for such Fiscal Year.

           25.2.4 OTHER INFORMATION. Subtenant shall promptly furnish Sublandlord such other information concerning the business being conducted at the Subleased Property and/or the financial condition of Subtenant, as Sublandlord may reasonably request from time to time during the Term.

           25.2.5 STANDARD REPORTING FORMAT. Without limitation of the reporting requirements described above in this Article 25, it is understood and agreed that the monthly, quarterly and annual financial delivery requirements shall include such information with respect to the operations of the Subleased Property as set forth on, and in accordance with the reporting format provided in, Exhibit E attached hereto.

      25.3 ENVIRONMENTAL STATEMENTS. Immediately upon Subtenant's learning, or having reasonable cause to believe, that any Hazardous Material in a quantity sufficient to require remediation or reporting under applicable law is located in, on or under the Subleased Property or any adjacent property, Subtenant shall notify Sublandlord in writing of the same, which notice shall include, to the extent actually known to Subtenant, (a) a statement, in reasonable detail, of any enforcement, cleanup, removal, or other governmental or regulatory action instituted, completed or threatened; (b) a statement, in reasonable detail, of any claim made or threatened by any Person against Subtenant or the Subleased Property relating to damage, contribution, cost recovery, compensation, loss, or injury resulting from or claim to result from any Hazardous Material; and (c) any reports made to any federal, state or local environmental agency arising out of or in connection with any Hazardous Material in or removed from the Subleased Property, including any complaints, notices, warnings or asserted violations in connection therewith.

                                   ARTICLE 26

                             SUBLANDLORD MORTGAGES

      26.1 SUBLANDLORD MAY GRANT LIENS. Subject to Section 26.2, without the consent of Subtenant, Sublandlord may, from time to time, directly or indirectly, create or otherwise cause to exist any lien, encumbrance or title retention agreement ("Sublandlord's Encumbrance") upon the Subleased Property, or any portion thereof or interest therein, whether to secure any borrowing or other means of financing or refinancing. Subject to Subtenant's non-disturbance rights described in Section 26.2 and to the other terms of this
Article 26, this Sublease is and at all times shall be subject and subordinate to any ground or underlying leases (including, without limitation, the Master Lease), and the lien, terms, conditions and provisions of, and to each and every advance heretofore or hereafter made under, any Facility Mortgages or other mortgages, trust deeds or like encumbrances, which may now or hereafter affect the Subleased Property and to all renewals, modifications, consolidations, replacements and extensions of any such lease (including, without limitation, the Master Lease), Facility Mortgage, other mortgage, trust deed or like encumbrance. This clause shall be self-operative and no further instrument of subordination shall be required by any ground or underlying lessor or by any mortgagee or beneficiary, affecting any lease or the Subleased Property. In confirmation of such subordination, Subtenant shall execute promptly any certificate that Sublandlord may request for such purposes.

      26.2 SUBTENANT'S NON-DISTURBANCE RIGHTS. So long as Subtenant shall pay all Rent as the same becomes due and shall fully comply with all of the terms of this Sublease and fully




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perform its obligations hereunder, none of Subtenant's rights under this
Sublease shall be disturbed by the holder of any Facility Mortgage (whether created before or after the Commencement Date) and any other Sublandlord's Encumbrance which is created or otherwise comes into existence after the Commencement Date.

     26.3 BREACH BY SUBLANDLORD. It shall be a breach of this Sublease if Sublandlord shall fail to observe or perform any material term, covenant or condition of this Sublease on its part to be performed and such failure shall continue for a period of 30 days after notice thereof from Subtenant, unless such failure cannot with due diligence be cured within a period of 30 days, in which case such failure shall not be deemed to continue if Sublandlord, within said 30-day period, proceeds promptly and with due diligence to cure the failure and diligently completes the curing thereof. The time within which Sublandlord shall be obligated to cure any such failure shall also be subject to extension of time due to the occurrence of any Unavoidable Delay.

     26.4 FACILITY MORTGAGE PROTECTION. Subtenant agrees that the holder of any Facility Mortgage or other Sublandlord Encumbrance shall have no duty, liability or obligation to perform any of the obligations of Sublandlord under this Sublease (except for such obligations first occurring after such holder takes title to the Subleased Property), but that in the event of Sublandlord's default with respect to any such obligation, Subtenant will give any such holder whose name and address have been furnished to Subtenant in writing for such purpose notice of Sublandlord's default and allow such holder thirty (30) days following receipt of such notice for the cure of said default before invoking any remedies Subtenant may have by reason thereof. Such 30-day cure period shall be extended (including without limitation such extensions as are necessary for such holder to take possession of and/or foreclose upon the Subleased Property) if the failure cannot be cured by said holder within the foregoing 30-day period, so long as said holder proceeds with due diligence to cure the failure. Nothing herein contained shall be construed however, to obligate Facility Mortgagee to cure any default by Sublandlord occurring prior to any date on which Facility Mortgagee shall succeed to the rights of Sublandlord, it being expressly agreed that under no circumstances shall Facility Mortgagee be obligated to remedy any such default.

     26.5 ATTORNMENT. In the event that the interest of Sublandlord is transferred by reason of or assigned in lieu of foreclosure, the exercise of a power of sale or by any other proceedings or method for the enforcement of a Facility Mortgage, then this Sublease shall nevertheless continue in full force and effect and, upon the request of Facility Mortgagee or Successor Owner (as hereinafter defined), Subtenant shall attorn to Facility Mortgagee or Successor Owner and shall recognize such person as its landlord. Although the foregoing provision shall be self-operative, in order to confirm such attornment, upon the request of Facility Mortgagee or Successor Owner, Subtenant shall execute and deliver to Facility Mortgagee or Successor Owner (i) an agreement of attornment in form and content reasonably satisfactory to Facility Mortgagee or Successor Owner, confirming the foregoing attornment and agreeing to perform all the terms, covenants and conditions of the Sublease on Subtenant's part to be performed for the benefit of

Facility Mortgagee or Successor Owner with the same force and effect as if Facility Mortgagee or Successor Owner was the sublandlord originally named in this Sublease or (ii) a new lease with Facility Mortgagee or Successor Owner, as sublandlord, for the remaining term of the Sublease and otherwise on the same terms and conditions and with the same options, if any, then remaining. For purposes hereof, "Successor Owner" shall mean any Person who obtains the interest of Sublandlord in the Subleased Property pursuant to a foreclosure or deed-in-lieu of foreclosure or power of sale (collectively, a "Facility Mortgage Foreclosure") of a Facility Mortgage.

     26.6 FACILITY MORTGAGEE OR SUCCESSOR OWNER AS SUBLANDLORD. If Facility Mortgagee or Successor Owner shall succeed to the interest of Sublandlord, neither Facility Mortgagee nor Successor Owner nor any successor thereto (herein, in each case, a "Successor Sublandlord") shall have any personal liability as successor to Sublandlord, and Subtenant shall look only to the estate and property of said Successor Sublandlord in the Subleased Property or the proceeds thereof for the satisfaction of Subtenant's remedies for the collection of a judgment (or other judicial process) requiring the payment of money in the event of any default by such Successor Sublandlord as landlord under the Sublease. In addition, Facility Mortgagee, as holder of the Facility Mortgage, and each Successor Sublandlord, as landlord under the Sublease when it succeeds to that position, shall in no event (i) be liable to Subtenant for any act or omission of the "Sublandlord" existing immediately prior to the Facility Mortgage Foreclosure (the "Foreclosure Sublandlord") or any landlord prior to such Foreclosure Sublandlord, (ii) be subject to any offset or defense which Subtenant might have against the Foreclosure Sublandlord or any landlord prior to such Foreclosure Sublandlord, (iii) be liable to Subtenant for any liability or obligation of the Foreclosure Sublandlord or any landlord prior to such Foreclosure Sublandlord, occurring prior to the date that the Successor Sublandlord acquires title to the Subleased Property, or (iv) be liable to Subtenant for any security or other deposits given to secure the performance of Subtenant's obligation under the Sublease, except to that extent that Facility Mortgagee or Successor Owner shall have acknowledged actual receipt of such security or other deposits in writing. No other property or assets of a Successor Sublandlord shall be subject to levy, execution or other enforcement procedure for the satisfaction of Subtenant's remedies under or with respect to this Sublease, the relationship of the landlord and the tenant thereunder or Subtenant's use or occupancy of the Subleased Property.

     26.7 PREPAYMENTS AND MODIFICATIONS OF THE SUBLEASE. No prepayment of Rent due under this Sublease of more than one month in advance shall be binding upon Successor Owner or Facility Mortgagee, as holder of the Facility Mortgage or as landlord under this Sublease if Facility Mortgagee succeeds to that position, unless consented to by Facility Mortgagee, and from and after the date hereof, no amendment, modification, surrender or cancellation of the Sublease shall be binding upon Successor Owner or Facility Mortgagee, as holder of the Facility Mortgage or as landlord under this Sublease if Facility Mortgagee succeeds to that position, unless such amendment, modification, surrender or cancellation is done in compliance with the terms of the Facility Mortgage.


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                                  ARTICLE 27

                                MISCELLANEOUS

     27.1 SUBLANDLORD'S RIGHT TO INSPECT. Subtenant shall permit Sublandlord and its authorized representatives to inspect the Subleased Property upon reasonable written or oral notice during usual business hours subject to any security, health, safety or confidentiality requirements of Subtenant or any governmental agency or insurance requirement relating to the Subleased Property, or imposed by law or applicable regulations. Sublandlord shall indemnify, defend and hold Subtenant harmless from and against all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against Subtenant by reason of Sublandlord's inspection pursuant to this Section 27.1.

     27.2 NO WAIVER. No failure by Sublandlord to insist upon the strict performance of any term hereof or to exercise any right, power or remedy consequent upon a breach thereof, and no acceptance of full or partial payment of Rent during the continuance of any such breach, shall constitute a waiver of any such breach or of any such term. To the extent permitted by law, no waiver of any breach shall affect or alter this Sublease, which shall continue in full force and effect with respect to any other then existing or subsequent breach.

     27.3 REMEDIES CUMULATIVE. To the extent permitted by law, each legal, equitable or contractual right, power and remedy of Sublandlord now or hereafter provided either in this Sublease or by statute or otherwise shall be cumulative and concurrent and shall be in addition to every other right, power and remedy. The exercise or beginning of the exercise by Sublandlord of any one or more of such rights, powers and remedies shall not preclude the simultaneous or subsequent exercise by Sublandlord of any or all of such other rights, powers and remedies.

     27.4 ACCEPTANCE OF SURRENDER. No surrender to Sublandlord of this Sublease or of the Subleased Property or any part thereof, or of any interest therein, shall be valid or effective unless agreed to and accepted in writing by Sublandlord and no act by Sublandlord or any representative or agent of Sublandlord, other than such a written acceptance by Sublandlord, shall constitute an acceptance of any such surrender.

     27.5 NO MERGER OF TITLE. There shall be no merger of this Sublease or of the leasehold estate created hereby by reason of the fact that the same Person may acquire, own or hold, directly or indirectly, (a) this Sublease or the leasehold estate created hereby or any interest in this Sublease or such leasehold estate and (b) any other superior leasehold estate or the fee estate in the Subleased Property.

     27.6 CONVEYANCE BY SUBLANDLORD. If Sublandlord shall convey an interest in the Subleased Property in accordance with the terms hereof other than as security for a debt,

Sublandlord shall, upon the written assumption by the transferee of the Subleased Property of all liabilities and obligations of Sublandlord under this Sublease arising after the transfer, be released from all future liabilities and obligations under this Sublease arising or accruing from and after the date of such conveyance or other transfer as to the Subleased Property. All such future liabilities and obligations shall thereupon be binding upon the new owner.

     27.7 QUIET ENJOYMENT. So long as Subtenant shall pay all Rent as the same becomes due and shall fully comply with all of the terms of this Sublease and fully perform its obligations hereunder, Subtenant shall peaceably and quietly have, hold and enjoy the Subleased Property for the Term hereof, free of any claim or other action by Sublandlord or anyone claiming by, through or under Sublandlord, but subject to all liens and encumbrances of record as of the date hereof or otherwise permitted hereunder, and subject to any Sublandlord's Encumbrances.

     27.8 NOTICES. All notices, demands, requests, consents, approvals and other communications hereunder shall be in writing and personally delivered, or mailed (by registered or certified mail, return receipt requested and postage prepaid), or sent by nationally recognized overnight courier, in each case addressed to the respective parties, as provided in the Basic Sublease Provisions. Notices shall be deemed to have been given (i) upon delivery, if personally delivered, or (ii) upon the third (3rd) Business Day after mailing by registered or certified mail, or (iii) upon the first (1st) Business Day after delivery to an overnight courier.

     27.9 SURVIVAL OF CLAIMS. Anything contained in this Sublease to the contrary notwithstanding, all claims against, and liabilities of, Subtenant or Sublandlord arising prior to any date of termination of this Sublease shall survive such termination.

     27.10 INVALIDITY OF TERMS OR PROVISIONS. If any term or provision of this Sublease or any application thereof shall be invalid or unenforceable, the remainder of this Sublease and any other application of such term or provision shall not be affected thereby.

     27.11 PROHIBITION AGAINST USURY. If any late charges provided for in any provision of this Sublease are based upon a rate in excess of the maximum rate permitted by applicable law, the parties agree that such charges shall be fixed at the maximum permissible rate.

     27.12 AMENDMENTS TO SUBLEASE. Neither this Sublease nor any provision hereof may be changed, waived, discharged or terminated except by an instrument in writing signed by Sublandlord or Subtenant.

     27.13 SUCCESSORS AND ASSIGNS. All the terms and provisions of this Sublease shall be binding upon and inure to the benefit of the parties hereto. All permitted assignees or sublessees shall be subject to the terms and provisions of this Sublease.

     27.14 TITLES. The headings in this Sublease are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.


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     27.15 GOVERNING LAW.  This Sublease shall be governed by and construed in accordance with the laws of the State of Tennessee.

     27.16 MEMORANDUM OF SUBLEASE. This Sublease shall not be recorded be either Sublandlord or Subtenant. Notwithstanding the foregoing, Sublandlord and Subtenant shall, promptly upon the request of either, enter into a short form memorandum of this Sublease, in form and substance satisfactory to Sublandlord and suitable for recording under the State, in which reference to this Sublease, and all options contained herein, shall be made. Subtenant shall pay all costs and expenses of recording such Memorandum of Sublease.

     27.17 ATTORNEYS' FEES. In the event of any dispute between the parties hereto involving the covenants or conditions contained in this Sublease or arising out of the subject matter of this Sublease, the prevailing party shall be entitled to recover against the other party reasonable attorneys' fees and court costs.

     27.18 NON-RECOURSE AS TO SUBLANDLORD. Anything contained herein to the contrary notwithstanding, any claim based on or in respect of any liability of Sublandlord under this Sublease shall be enforced only against Sublessor's interest in the Subleased Property and not against any other assets, properties or funds of (a) Sublandlord, (b) any director, officer, general partner, limited partner, employee or agent of Sublandlord, or any general partner of Sublandlord, any of their respective general partners or stockholders (or any legal representative, heir, estate, successor or assign of any thereof), (c) any predecessor or successor partnership or corporation (or other entity) of Sublandlord, or any of their respective general partners, either directly or through either Sublandlord or their respective general partners of any predecessor or successor partnership or corporation or their stockholders, officers, directors, employees or agents (or other entity), or (d) any other Person affiliated with any of the foregoing, or any director, officer, employee or agent of any thereof.

     27.19 NO RELATIONSHIP. Sublandlord shall in no event be construed for any purpose to be a partner, joint venturer or associate of Subtenant or of any subtenant, operator, concessionaire or licensee of Subtenant with respect to the Subleased Property or any of the Other Leased Property or otherwise in the conduct of their respective businesses.

     27.20 SIGNS; RELETTING. If Subtenant fails to timely exercise its option to extend or further extend the Term under Section 2.2 or if an Event of Default occurs and is continuing, then Sublandlord shall have the right during the remainder of the Term then in effect (i) to advertise the availability of the Subleased Property for sale or reletting and to erect upon the Subleased Property signs indicating such availability and (ii) to show the Subleased Property to prospective purchasers or tenants or their agents at such reasonable times as Sublandlord may elect.

     27.21 GOLF COURSE NAME. The Subleased Property shall be known by such trade name and/or trademark or logo as may from time to time be determined by Sublandlord.



                                      58
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                                   ARTICLE 28

                              SUBTENANT MORTGAGES

     Subtenant shall not, directly or indirectly, mortgage, pledge, hypothecate, create a security interest in or lien on, or otherwise encumber its interest in the Sublease without the prior written consent of Sublandlord and each Facility Mortgagee, which consent may be withheld in the sole and absolute discretion of each such party.

                                   ARTICLE 29

                                  MASTER LEASE

     29.1 SUBTENANT'S OBLIGATION TO COMPLY WITH MASTER LEASE. Subtenant hereby assumes and agrees to fully adhere to, perform and comply with any and all covenants, agreements, terms, provisions, conditions, duties and obligations contained in the Master Lease and imposed upon the tenant named therein (including, without limitation, all obligations to pay rent and other amounts required thereunder and all obligations pertaining to indemnities granted by the tenant thereunder) as fully and completely as though it were the tenant named therein. Subtenant hereby agrees to indemnify, protect, defend and save harmless Sublandlord from and against any and all liabilities, obligations, claims, damages, penalties, causes of action, costs and expenses (including reasonable attorneys' fees and expenses) suffered by Sublandlord as a result of Subtenant's failure to so comply with the Master Lease.

     29.2 SUBORDINATION AND ESTOPPEL. Subtenant acknowledges and agrees that the lien of this Sublease is, and at all times shall be, expressly subject and subordinate to the Master Lease, and all present or future (i) ground and underlying leases of all or any portion of the Subleased Property, (ii) mortgages or trust deeds permitted under the terms of this Sublease and/or the Master Lease and which affect all or any portion of the Subleased Property,
(iii) advances under such mortgages or trust deeds, and (iv) renewals, modifications, replacements and extensions of any such leases, mortgages or trust deeds. Upon the request of Sublandlord, Subtenant shall execute and deliver, within ten (10) days after receipt of the request, such certificates of subordination and estoppel as reasonably may be requested by Sublandlord and/or Lessor, to evidence the subordination set forth above and provide information concerning the status of this Sublease.

     29.3 LESSOR'S RIGHTS UNDER MASTER LEASE. Subtenant hereby acknowledges and agrees that (a) Lessor shall have the right to avail itself of any and all of the rights and remedies available to it under the Master Lease, and (b) nothing contained in this Sublease shall limit, in any way, Lessor's rights under the Master Lease with respect to the Subleased Property.



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                                   ARTICLE 30

                               TENANT'S STRUCTURE

     The parties hereto acknowledge and agree that Arnold Palmer Golf Management LLC, a Delaware limited liability company ("Palmer Management"), is currently, and throughout the term of this Sublease shall continue to be, the managing member of Subtenant.

                                   ARTICLE 31

                              RIGHT OF FIRST OFFER

     If Sublandlord desires to sell its interest in the Subleased Property to a third party purchaser at any time during the Term (other than in connection with a foreclosure or deed in lieu of foreclosure of, or power of sale under, any Facility Mortgage), then, prior to selling, or entering into a binding agreement to sell its interest in the Subleased Property to such third party purchaser, Sublandlord shall deliver written notice to Subtenant (herein, "Sublandlord's Notice") setting forth (i) the proposed closing date (which date shall be no less than sixty (60) days and no more than one hundred eighty (180) days following the date of said Sublandlord's Notice), and (ii) the proposed purchase price at which Sublandlord desires to sell its interest in the Subleased Property, and Subtenant shall thereupon have a right of first offer (herein, the "First Offer Right") to purchase Sublandlord's interest in the Subleased Property in accordance with the following terms and conditions.

     31.1 EXERCISE OF FIRST OFFER RIGHT. Upon Subtenant's receipt of any such Sublandlord's Notice, Subtenant shall have a period of twenty-one (21) days following receipt of such Sublandlord's Notice (herein, "Subtenant's Election Period") to exercise Subtenant's First Offer Right hereunder. If Subtenant so exercises its First Offer Right, then Sublandlord's interest in the Subleased Property shall be sold to Subtenant upon the terms hereinafter set forth. In the event Subtenant fails to notify Sublandlord, in writing, within Subtenant's Election Period, that Subtenant has exercised its First Offer Right hereunder, then Subtenant's rights under this Article 31, shall terminate and be null and void, and Sublandlord shall have no further obligation under this Article 31; provided, however, that in the event Sublandlord thereafter fails to close on any sale of its interest in the Subleased Property within a period of one hundred eighty (180) days following the expiration of Subtenant's Election Period (as such period may be extended, if Sublandlord is then under contract to sell its interest in the Subleased Property to a third party purchaser, which extension shall continue until the termination of such contract or the closing of the sale thereunder, whichever first occurs), then Subtenant shall thereafter again have a First Offer Right with respect to Sublandlord's interest in the Subleased Property as provided in this Article 31. Additionally, if the purchase price at which Sublandlord subsequently elects to sell the Subleased Property to a third party is less than ninety percent (90%) of the purchase price set forth in Sublandlord's Notice, then Subtenant's First Offer Right shall be reinstated, and, prior to Sublandlord selling or entering into a binding agreement to sell, its interest in the

Subleased Property at such lower price, Sublandlord shall deliver a new Sublandlord's Notice to Subtenant reflecting the new offered purchase price, all in accordance with the terms of this Article 31.

     31.2 FURTHER DOCUMENTATION. If Subtenant has validly exercised its First Offer Right, then within fifteen (15) Business Days after the request by either party and determination of the purchase price as described below, Sublandlord and Subtenant shall enter into a written agreement confirming the terms, conditions and provisions applicable to the sale of Sublandlord's interest in the Subleased Property, including the proposed closing date and purchase price with respect to such transaction and the other terms set forth in Sublandlord's Notice or otherwise provided for in this Article 31. Each party further agrees to execute such documents and to take such actions as may be reasonably requested by the other party in order to effectuate the sale transaction contemplated by any such Sublandlord's Notice.

     31.3 PURCHASE PRICE. The purchase price of Sublandlord's interest in the Subleased Property under this Article 31 shall be the price set forth in Sublandlord's Notice, subject to modification as described in the last sentence of Section 31.1.

     31.4 MECHANICS OF PURCHASE. If Subtenant's First Offer Right hereunder is exercised, the following closing procedure shall apply:

           (a) The closing date ("Closing Date") for the sale of Sublandlord's interest in the Subleased Property to Subtenant shall be on the date set forth in Sublandlord's Notice. Payment of the purchase price and the delivery of the deed (the "Closing") shall be made at the office of Sublandlord or its attorneys or at such other place as the parties may agree. At the request of either party, the Closing shall be effected through a deed and money escrow, the cost of which escrow shall be borne equally by Sublandlord and Subtenant. The purchase price shall be payable to Sublandlord on the Closing Date in immediately available funds or by certified or cashier's check upon delivery of the applicable assignment document(s) to Subtenant and performance of Sublandlord's other obligations as set forth herein.

           (b) The sale of Sublandlord's interest in the Subleased Property shall be made by an assignment and assumption document (which, at the option of Subtenant, may be in recordable form and the form of which assignment and assumption document shall be attached as an exhibit to the final contract between the parties) assigning all of Sublandlord's interest in the Subleased Property to Subtenant (or its designee) and other documentation necessary to transfer Sublandlord's interest in the Subleased Property to Subtenant, provided that Subtenant shall accept Sublandlord's interest in the Subleased Property subject only to (A) the lien of current general real estate taxes and special assessments not then due and payable; (B) any acts or doings caused or suffered by Subtenant; (C) private, public and utility easements and roads and highways, if any; (D) covenants, conditions and restrictions of record;
      (E) existing leases and tenancies

      (including, without limitation, the Master Lease); and (F) such other liens and encumbrances which were in effect on the date that Sublandlord obtained its interest in the Subleased Property or which are otherwise permitted to be imposed on the Subleased Property pursuant to the terms hereof (collectively, the "Permitted Title Exceptions").

           (c) Sublandlord shall deliver or cause to be delivered to Subtenant, not later than twenty (20) days prior to the Closing, as evidence of Sublandlord's interest in the Subleased Property, a commitment for a standard owner's leasehold title insurance policy in the aggregate amount of the purchase price as provided hereunder. Such title commitment shall name Subtenant or its designee as the proposed insured and show Subtenant as holding a leasehold interest in the Subleased Property, subject only to (a) the Permitted Title Exceptions, and (b) other title exceptions pertaining to mortgage liens of a definite or ascertainable amount which may be removed at Closing by the payment of money, and which Sublandlord shall so remove or cause to be removed concurrently with the Closing.

           (d) The payment of all prorations, transfer taxes, title insurance charges, escrow fees, recording fees and other expenses, fees and charges shall be made by the party from whom such payment is due in accordance with statutory requirements or in accordance with the custom at the time of the Closing for sales of properties (or interests therein) similar to the Subleased Property located in the geographical area where the Subleased Property is located; provided, however, that there shall be no proration of Impositions inasmuch as Subtenant is fully responsible therefor under this Lease.

           (e) Sublandlord's interest in the Subleased Property shall be transferred to Subtenant under this Article 31 in its as-is condition, it being acknowledged that Sublandlord has made and shall make no representations whatsoever as to the condition of said Subleased Property or any other matters pertaining thereto.

     31.5 REIT QUALIFICATION LIMITATION. Notwithstanding any other provision of this Sublease, Sublandlord shall not be required to sell or transfer its interest in the Subleased Property, or any portion thereof, which is a real estate asset as defined in Section 856(c)(6)(B), or functionally equivalent successor provision, of the Code, to Subtenant if Sublandlord's counsel advises Sublandlord that such sale or transfer may not be a sale of property described in Section 857(b)(6)(C), or functionally equivalent successor provision, of the Code. If Sublandlord determines not to sell such property pursuant to the above sentence, Subtenant's First Offer Right under this Article 31 shall continue in full force and effect.

     31.6 EFFECTIVENESS OF FIRST OFFER RIGHT. The First Offer Right described in this Article 28 is for the personal benefit of the original named Subtenant hereunder, and such right is non-assignable and may not be exercised by any other party. Without limitation of the foregoing, in the event Subtenant assigns this Sublease or subsubleases all or greater than fifty percent (50%) of the area of the Subleased Property, then Subtenant's First Offer Right under this Article 31 shall thereupon terminate and be deemed null and void. Subtenant shall have no right to exercise its First Offer Right under this
Article 31, and any such exercise shall (at Sublandlord's election) be null and void, if, at the time of such exercise or as of the Closing Date, Subtenant shall be in default of any of its obligations hereunder.



                          [Signature Page to Follow]

     IN WITNESS WHEREOF, the parties hereto have executed this Sublease as of the date and year first above written.

                                       SUBLANDLORD:

                                       PRESIDIO GOLF LIMITED PARTNERSHIP, a
                                       Delaware limited partnership


                                       By:
                                          --------------------------------------
                                          Name:
                                               ---------------------------------
                                          Its:
                                              ----------------------------------


                                       SUBTENANT:


                                       ----------------------------------------,
                                       a
                                         ---------------------------------------


                                       By:
                                          --------------------------------------
                                          Name:
                                               ---------------------------------
                                          Its:
                                              ----------------------------------

                                   JOINDER


     The undersigned, being the managing member of Subtenant, hereby joins in the execution of the foregoing Sublease, for the purposes of (A) agreeing to the terms of the Sublease with respect to (i) any and all provisions in the Sublease relating to Subtenant's Personal Property (some or all of which may be owned by the undersigned), and (ii) any and all provisions in the Sublease relating to the Collateral Agreements (some or all of which may be entered into by the undersigned), and (B) agreeing to be liable under the Sublease, on a joint and several basis with Subtenant, for all remediation and indemnification obligations under Section 8.2 and Section 8.3 of the Sublease, to the extent relating to any Hazardous Material located at the Subleased Property and expressly identified in any of the Existing Environmental Reports.

     IN WITNESS WHEREOF, this Joinder is executed as of the ____ day of ________, 199__.

                                       ARNOLD PALMER GOLF MANAGEMENT LLC, a
                                       Delaware limited liability company


                                       By:
                                          --------------------------------------
                                          Name:
                                               ---------------------------------
                                          Its:
                                              ----------------------------------

                                  EXHIBIT A

                        DEFINED TERMS; INTERPRETATION


     DEFINED TERMS. For all purposes of this Sublease, except as otherwise expressly provided or unless the context otherwise requires, the terms defined below have the meanings assigned to them below.

     ADDITIONAL CHARGES:  As defined in Section 3.4.

     ADDITIONAL RENT:  As defined in Basic Sublease Provisions.

     AFFILIATE: As applied to any Person, means any other Person directly or indirectly controlling, controlled by, or under common control with, that Person.

     ANNUAL BASE RENT:  As defined in the Basic Sublease Provisions.

     APPLICABLE PERCENTAGE:  As defined in the Basic Sublease Provisions.

     AWARD: Means all compensation, sums or anything of value awarded, paid or received on a total or partial Condemnation.

     BASELINE GOLF COURSE REVENUE:  As defined in the Basic Sublease
Provisions.

     BASELINE OTHER REVENUE:  As defined in the Basic Sublease Provisions.

     BASE RENT: Means the proportion of the Annual Base Rent payable with respect to each respective calendar month as described in Exhibit F attached hereto.

     BASE RENT ESCALATION:  As defined in the Basic Sublease Provisions.

     BASIC SUBLEASE PROVISIONS:  The provisions so labelled starting on page
(1) of this Sublease.

     BUSINESS DAY: Each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which national banks in the City of Collierville, Tennessee, are authorized, or obligated, by law or executive order, to close.

     CALCULATION PERIOD:  As defined in Section 18.2.

     CAPITAL EXPENDITURES: Means all expenditures for capital investment items at the Subleased Property, to the extent such expenditures are to be "capitalized" under general accepted accounting principles.

     CAPITAL EXPENDITURES RESERVE ACCOUNT:  As defined in Section 18.2.

     CAPITAL EXPENDITURES RESERVE AMOUNT:  As defined in Section 18.2.

     CHANGE OF CONTROL:  As defined in Section 24.2.

     CLOSING:  As defined in Section 31.4.

     CLOSING DATE:  As defined in Section 31.4.

     CODE:  The Internal Revenue Code of 1986, as amended.

     COMMENCEMENT DATE:  As defined in the Basic Sublease Provisions.

     CONDEMNATION: Means (a) the exercise of any governmental power, whether by legal proceedings or otherwise, by a Condemnor, and (b) a voluntary sale or transfer by Sublandlord or Lessor to any Condemnor, either under threat of condemnation or while legal proceedings for condemnation are pending.

     CONDEMNATION THRESHOLD: Means, as of any given date, an amount determined by dividing (i) the aggregate Base Rent and Additional Rent under this Sublease for the most recent 12 full calendar months by (ii) the average dividend yield for such 12 month period on the common stock then issued and outstanding of Sublandlord's general partner.

     CONDEMNOR: Means any public or quasi-public authority, or private corporation or individual, having the power of condemnation.

     CONSUMER PRICE INDEX: Means the Consumer Price Index for Urban Wage Earners and Clerical Workers for the Collierville, Tennessee area, as reported by the United States Bureau of Labor Statistics or any successor agency.

     CONTROL: Means (including, with correlative meanings, the terms "controlling" and "controlled by"), as applied to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by contract or otherwise.

     DATE OF TAKING: Means the date the Condemnor has the right to possession of the property being condemned.

     EBITDA: The net income from the Subleased Property for the period at issue, as determined in accordance with generally accepted accounting principles consistently applied, excluding gains (or losses) from debt restructuring and sales of property and other ordinary items, and without any reductions for (i) depreciation or amortization, (ii) interest expense [or Master Lease Rent], (iii) federal or state income taxes, or (iv) non-property specific entity-level overhead and administrative expenses. Notwithstanding the foregoing, it is understood that, in computing net income, (i) Golf Course Revenue and (ii) Other Revenue shall be included as part of total revenue.

     ENVIRONMENTAL LAW: Means all applicable statutes, regulations, rules, ordinances, codes, licenses, permits, orders, demands, approvals, authorizations and similar items of all governmental agencies, departments, commissions, boards, bureaus or instrumentalities of the United States, states and political subdivisions thereof and all applicable judicial, administrative and regulatory decrees, judgments and orders relating to the protection of human health or the environment as in effect on the Commencement Date or as thereafter amended, including but not limited to those pertaining to reporting, licensing, permitting, investigation, removal and remediation of emissions, discharges, releases or threatened releases of "Hazardous Materials," substances, pollutants, contaminants or hazardous or toxic substances, materials or wastes whether solid, liquid or gaseous in nature, into the air, surface water, ground water or land, or relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of substances, pollutants, contaminants or hazardous or toxic substances, materials, or wastes, whether solid, liquid or gaseous in nature, including: (x) the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. Sections 9601 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. Sections 6901 et seq.), the Clean Air Act (42 U.S.C. Sections 7401 et seq.), the Federal Water Pollution Control Act (33 U.S.C.
Section 1251 et seq.), the Safe Drinking Water Act (42 U.S.C. Sections 300f et seq.), the Toxic Substances Control Act (15 U.S.C. Sections 2601 et seq.), the Endangered Species Act (16 U.S.C. Sections 1531 et seq.), the Emergency Planning and Community Right-to-Know Act of 1986 (42 U.S.C. Sections 11001 et seq.), and (y) analogous state and local provisions.

     EVENT OF DEFAULT:  As defined in Section 16.1.

     EXISTING ENVIRONMENTAL REPORTS:  As defined in Section 8.1.1.

     EXTENDED TERMS:  As defined in the Basic Sublease Provisions.

     FACILITY:  As defined in the Basic Sublease Provisions.

     FACILITY MORTGAGE:  As defined in Section 13.1.

     FACILITY MORTGAGE FORECLOSURE:  Ad defined in Section 26.5.

     FACILITY MORTGAGEE: Means the holder or beneficiary of a Facility Mortgage, if any, and only to the extent Sublandlord gives Subtenant notice of the identity and address of such holder or beneficiary.

     FIRST OFFER RIGHT:  As defined in Article 31.

     FISCAL QUARTER: The three-month periods (or applicable portions thereof) in any Fiscal Year from January 1 through March 31, April 1 through June 30, July 1 through September 30 and October 1 through December 31.

     FISCAL YEAR:  As defined in the Basic Sublease Provisions.


     FIXTURES: Means all permanently affixed equipment, machinery, fixtures, and other items of real and/or personal property, including all components thereof, now and hereafter located in, on or used in connection with and permanently affixed to or incorporated into the Subleased Improvements, including all furnaces, boilers, heaters, electrical equipment, heating, plumbing, lighting, ventilating, refrigeration, air and water pollution control, waste disposal, air-cooling and air-conditioning systems and apparatus, sprinkler systems and fire and theft protection equipment, all of which, to the greatest extent permitted by law, are hereby deemed by the parties hereto to constitute real estate, together with all replacements, modifications, alterations and additions thereto, but specifically excluding all items included within the category of Subtenant's Personal Property and any Subtenant Improvements.

     FORECLOSURE SUBLANDLORD:  As defined in Section 26.6.

     FULL REPLACEMENT COST: Means the actual replacement cost thereof from time to time including increased cost of construction endorsement, less exclusions provided in the normal fire insurance policy.

     GOLF COURSE REVENUE: Means all revenues received (whether by Subtenant or any subsubtenants, concessionaires, licensees, assignees or other party) from or by reason of the operation of the Facility, or any other use of the Subleased Property, including revenues from the initial sale of memberships (to the extent that membership was sold after the Commencement Date), initiation fees (to the extent that membership was sold after the Commencement Date) membership or other dues, greens fees, fees to reserve a tee time, golf-related guest fees or golf cart rentals, and surcharges, fees or other charges paid to Subtenant relating to golf tournaments or other group outings or group activities at the Subleased Property (unless the terms under which Subtenant is paid by such sponsor do not comply with Section 24.5, in which event the gross revenues received by such sponsor for the tournament shall be included in Golf Course Revenue); provided, however, that Golf Course Revenue shall not include:

           (a) Other Revenue;

           (b) Cash refunds or credits allowed on returns by customers;

           (c) The amount of any city, county, state or federal sales or excise tax on sales, which is both added to the selling price and paid to the taxing authority by Subtenant.

           (d) The actual uncollectible amount of any check or bank draft received by Subtenant as payment for goods or services and returned to Subtenant from a customer's bank as being uncollectible, but only after Subtenant has made reasonable efforts to collect on the check;

           (e) The actual uncollectible amount of any charge or credit account incurred by Subtenant for the sale of merchandise or services; provided, however, that the credit was extended to the customer by Subtenant, and that reasonable efforts to collect said account have been made;

           (f) The actual uncollectible amount of any sale of merchandise or services for which Subtenant accepted a credit card; provided, however, that Subtenant has made reasonable efforts to collect the debt after being notified by the issuing bank of the invalidity or uncollectability of the charge;

           (g) Interest or other charges paid by customers for extension of credit;

           (h) Revenue or proceeds from sales or trade-in of machinery, vehicles, trade fixtures or personal property used in connection with Subtenant's operation of the Subleased Property;

           (i) The value of any merchandise, supplies or equipment exchanged or transferred from or to other locations or businesses of Subtenant where such exchange or transfer is not made for the purpose of avoiding a sale which would otherwise be made from or at the Subleased Property;

           (j) Revenue, if any, from receipts in the form of refunds from or the value of merchandise, supplies or equipment returned to shippers, suppliers or manufacturers;

           (k) Revenue, if any, from the amount of any cash or quantity discounts received from sellers, suppliers or manufacturers;

           (l) The amount of any gratuities paid or given by customers to or for employees of Subtenant;

           (m) Receipts from the sales of uniforms or clothing required to be worn by employees;

           (n) Revenues from charging employees for meals served or provided to employees of Subtenant;

           (o) Receipts from the sale of waste or scrap materials resulting from Subtenant's operations; and

           (p) Revenue received from any subsubtenant, concessionaire or licensee, inasmuch as the gross revenue received by such subsubtenant, concessionaire or licensee is otherwise included in the definition of Golf Course Revenue or Other Revenue.

     HAZARDOUS MATERIAL:  Means any chemical substance:

           (i) the presence of which requires investigation or remediation under any federal, state or local statute, regulation, ordinance, order, action or policy, administrative request or civil complaint under any of the foregoing or under common law;

           (ii) which is defined as a "hazardous waste" or "hazardous substance" under any federal, state or local statute, regulation or ordinance or amendments thereto as in effect as of the Commencement Date, or as thereafter amended, including the

      Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. Sections 6901 et seq.);

           (iii) which is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise hazardous and as of the Commencement Date, or as thereafter amended, is regulated by any governmental authority, agency, department, commission, board, agency or instrumentality of the United States, or any state or any political subdivision thereof having or asserting jurisdiction over the Subleased Property;

           (iv) the presence of which on any of the Subleased Property causes a nuisance upon such Subleased Property or to adjacent properties or poses a hazard to the health or safety of persons on or about any of the Subleased Property;

           (v) which, except as contained in building materials, contains gasoline, diesel fuel or other petroleum hydrocarbons, polychlorinated biphenyls (PCBs) or friable asbestos or friable asbestos-containing materials or urea formaldehyde foam insulation; or

           (vi) radon gas.

     IMPARTIAL APPRAISER:  As defined in Section 13.2.

     IMPOSITIONS:  Means collectively:

           (a) all taxes (including all real and personal property, ad valorem, sales and use, single business, gross receipts, transaction privilege, rent or similar taxes);

           (b) assessments and levies (including all assessments for public improvements or benefits, whether or not commenced or completed prior to the date hereof and whether or not to be completed within the Term);

           (c) excises;

           (d) fees (including license, permit, inspection, authorization and similar fees); and

           (e) all other governmental charges;

in each case whether general or special, ordinary or extraordinary, or foreseen or unforeseen, of every character in respect of the Subleased Property and/or the Rent (including all interest and penalties thereon due to any failure in payment by Subtenant), which at any time during or in respect of the term hereof may be assessed or imposed on or in respect of or be a lien upon (i) Sublandlord or Sublandlord's interest in the Subleased Property; (ii) the Subleased Property or any part thereof or any rent therefrom or any estate, right, title or interest therein; or (iii) any operation, use or possession of, or sales from or activity conducted on or in connection with the Subleased Property or the leasing or use of the Subleased Property or any part thereof; provided, however, that Impositions shall not include:

           (aa) any tax based on net income (whether denominated as an income, franchise, capital stock or other tax) imposed on Sublandlord or any other Person other than Subtenant;

           (bb) any transfer, or net revenue tax of Sublandlord or any other Person other than Subtenant;

           (cc) any tax imposed with respect to the sale, exchange or other disposition by Sublandlord of any Subleased Property or the proceeds thereof; or

           (dd) any tax imposed with respect to any principal or interest on any indebtedness on the Subleased Property.

      IMPOUND CHARGES:  As defined in Article 22.

      IMPOUND PAYMENT:  As defined in Article 22.

      INITIAL BASE RENT:  As defined in the Basic Sublease Provisions.

      INITIAL TERM:  As defined in the Basic Sublease Provisions.

      INSURANCE REQUIREMENTS: All terms of any insurance policy required by this Sublease and all requirements of the issuer of any such policy.

      LAND:  As defined in Article 1.

      LEGAL REQUIREMENTS: All federal, state, county, municipal and other governmental statutes, laws (including the Americans with Disabilities Act and any Environmental Laws), rules, orders, regulations, ordinances, judgments, decrees and injunctions affecting either the Subleased Property or the construction, use or alteration thereof, whether now or hereafter enacted and in force, including any which may (i) require repairs, modifications or alterations in or to the Subleased Property; (ii) in any way adversely affect the use and enjoyment thereof, and all permits, licenses and authorizations and regulations relating thereto, and all covenants, agreements, restrictions and encumbrances contained in any instruments, either of record or known to Subtenant (other than encumbrances created by Sublandlord without the consent of Subtenant and which are not otherwise permitted under the Sublease), at any time in force affecting the Subleased Property; or (iii) require the cleanup or other treatment of any Hazardous Material.

     LESSOR:  As defined in the recitals to this Sublease.

     LETTER OF CREDIT:  Means a letter of credit satisfying the requirements of
Section 21.3.

     MASTER LEASE:  As defined in the recitals to this Sublease.

     MASTER LEASE RENT:  As defined in Section 3.1.2.

     MASTER LEASE RENT DUE DATE:  As defined in Section 3.1.2.

     OFFICER'S CERTIFICATE: A certificate of Subtenant signed by a duly authorized representative of Subtenant.

     OTHER LEASED PROPERTY: Means the properties leased or subleased to Subtenant or an Affiliate of Subtenant by Sublandlord or an Affiliate of Sublandlord, and listed on Exhibit C attached hereto.

     OTHER PROPERTY LEASES: Means the other leases or subleases entered into between Sublandlord or an Affiliate of Sublandlord and Subtenant or an Affiliate of Subtenant relating to Subtenant's use of the Other Leased Property.

     OTHER REVENUE: Means all revenue received (whether by Subtenant or any subsubtenants, concessionaires, licensees or other party) from or by reason of the Subleased Property relating to (i) the operation of snack bars, restaurants, bars and banquet operations, (ii) merchandise sold on the Subleased Property, (iii) parking, (iv) fitness centers, (v) tennis facilities,
(vi) day care, (vii) nongolf-related guest fees (provided that if any fees or charges assessed by Subtenant relate to packages including golf and nongolf-related activities, the entire package price shall be included as "Golf Course Revenue"), (viii) locker rentals, (ix) bag storage, (x) video games,
(xi) vending machines and (xii) fees or other charges paid to Subtenant by providers of golf lessons (unless the terms under which Subtenant is paid by such provider do not comply with Section 24.5, in which event the gross revenue received by such provider shall be included in Other Revenue); provided, however, that the items described in clauses (b) through (p) of the definition of Golf Course Revenue shall be excluded from the definition of Other Revenue.

     OVERDUE RATE: On any date, a rate equal to 3% above the Prime Rate, but in no event greater than the maximum rate then permitted under applicable law.

     PALMER MANAGEMENT:  As defined in Article 30.

     PERSON: Means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, joint stock companies, joint ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts, Indian tribes or other organizations, whether or not legal entities, and governments and agencies and political subdivisions thereof.

     PRIMARY INTENDED USE: Means the operation of a golf course (including clubhouse facilities), consisting of the Facility, and other activities customarily associated with or incidental to the operation of a golf course, including sale or rental of golf-related merchandise at a golf professional's shop, sale of memberships, furnishing of lessons by a golf professional, operation of a driving range, and sales of food and beverages, including liquor sales.

     PRIME RATE: On any date, a rate equal to the annual rate on such date announced by Wells Fargo Bank, National Association to be its prime rate or base rate for 90-day unsecured loans to its corporate borrowers of the highest credit standing (or, if Wells Fargo Bank, National Association no longer announces such prime rate or base rate, then the prime or base rate announced by such other financial institution as selected by Sublandlord) but in no event greater than the maximum rate then permitted under applicable law.

     QUARTERLY BASE RENT : Means, with respect to any Fiscal Quarter, one-fourth of the Annual Base Rent for the Fiscal Year in which such Fiscal Quarter falls.

     REGISTERED OFFERING:  As defined in Section 24.2.

     RELATED RIGHTS:  As defined in Article 1.

     RENT: Collectively, the Base Rent, Additional Rent, Additional Charges and Master Lease Rent.

     RENT COVERAGE RATIO: Means, for any period, the ratio of (a) EBITDA for the Subleased Property for such period, to (b) the Initial Base Rent obligations payable hereunder for such period.

     REQUIRED SECURITY DEPOSIT AMOUNT: Means, (A) the amount of $1,057,000.00 for the period commencing on the Commencement Date and continuing through the end of the fourth (4th) full Fiscal Quarter occurring during the Term, and (B) thereafter, the following applicable amounts, determined as of the last day of each subsequent Fiscal Quarter during the Term: (a) the amount of $1,057,00.00, in the event that the Rent Coverage Ratio for the twelve (12) month period ending as of such date of determination is less than 1.2:1; (b) the amount of $704,667.00, in the event that the Rent Coverage Ratio for the twelve (12) month period ending as of such date of determination is equal to or greater than 1.2:1, but less than 1.3:1; (c) the amount of $352,334.00, in the event that the Rent Coverage Ratio for the twelve
(12) month period ending as of such date of determination is equal to or greater than 1.3:1, but less than 1.4:1; and (d) zero amount, in the event that the Rent Coverage Ratio for the twelve (12) month period ending as of such date of determination is equal to or greater than 1.4:1.

     STATE: The State or Commonwealth in which the Subleased Property is located.

     SUBLANDLORD:  As defined in the preamble.

     SUBTENANT'S ELECTION PERIOD:  As defined in Section 28.1.

     SUBLANDLORD'S ENCUMBRANCE:  As defined in Section 26.1.

     SUBLANDLORD'S NOTICE:  As defined in Article 31.

     SUBLANDLORD'S PERSONAL PROPERTY:  As defined in Article 1.

     SUBLANDLORD'S NOTICE.  As defined in Section 28.1.

     SUBLEASE:  As defined in the preamble.

     SUBLEASED IMPROVEMENTS:  As defined in Article 1.

     SUBLEASED PROPERTY:  As defined in Article 1.

     SUCCESSOR SUBLANDLORD:  As defined in Section 26.6.

     SUCCESSOR OWNER:  As defined in Section 26.5.

     SUBTENANT:  As defined in the preamble.

     SUBTENANT IMPROVEMENT:  As defined in Section 10.1.

     SUBTENANT'S ELECTION PERIOD:  As defined in Section 28.1.

     SUBTENANT'S PERSONAL PROPERTY: All machinery, equipment, furniture, furnishings, movable walls or partitions, phone system, computers or trade fixtures or other personal property, and consumable inventory and supplies, owned by Subtenant or Palmer Management and used or useful in Subtenant's business on the Subleased Property, including all items of furniture, furnishings, equipment, supplies and inventory, kitchen fixtures, bar equipment, flatware, lawn mowers and other gardening tools, tractors and other motorized vehicles and golf carts.


     TERM: Collectively, the Initial Term and any Extended Terms, as the context may require, unless earlier terminated pursuant to the provisions hereof.

     UNAVOIDABLE DELAYS: Delays due to strikes, lockouts, inability to procure materials, power failure, acts of God, governmental restrictions, enemy action, civil commotion, fire, unavoidable casualty or other causes beyond the control of the party responsible for performing an obligation hereunder, provided that lack of funds shall not be deemed a cause beyond the control of either party hereto unless such lack of funds is caused by the failure of the other party hereto to perform any obligations of such party, under this Sublease.

     UNSUITABLE FOR ITS PRIMARY INTENDED USE. A state or condition of the Facility such that in the good faith judgment of Subtenant, reasonably exercised, the Facility cannot be operated on a commercially practicable basis for its Primary Intended Use.

     INTERPRETATION. The foregoing defined terms include the plural as well as the singular. "Including" and variants thereof shall be deemed to mean "including without limitation." All accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles as at the time applicable. All references in this Sublease to designated "Articles," "Sections" and other subdivisions are to the designated Articles, Sections and other subdivisions of this Sublease. The words "herein," "hereof" and "hereunder" and other words of similar import refer to this Sublease as a whole and not to any particular Article, Section or other subdivision.

                                  EXHIBIT D

                             OPERATING STANDARDS


1.   Greens, Practice Putting Greens & Nurseries.

     A. Mowing - At least five days per week at a height between 3/16" - 5/16"during the growing season; as needed during the off season.

     B. Change cup locations on all greens and practice putting greens daily during the active season and at least three times weekly in the off-season.
Cup location on all greens will be moved at least twenty feet from the previous placement.

     C. Repair ball marks, divots, or any other damaged turf areas on all greens and practice greens daily.

     D. Aerify all greens, practice putting greens and nurseries at least three times per year during the growing season. Aerify problem areas as often as necessary to produce superior turf quality.

     E.   Topdress all greens, practice putting greens and nurseries;

          (1)   After any aerification performed with 1/2" or larger tines;

          (2)   As needed to maintain a smooth putting surface.

          (3) Topdressing will be sand or a mix similar to that used to construct the greens.

     F. Light vertical mowing of all greens, practice putting greens and nurseries shall be performed as appropriate to smooth and true the putting surfaces. Heavy dethatching shall be performed only prior to any winter overseeding.

          Note: Where bermudagrass greens are maintained, they shall be overseeded annually, approximately 2 to 3 weeks before the first annual frost, using perennial rye or a blend of perennial rye, Poa trivialis and/or fine fescues - at a rate between 20 and 30 lbs. per 1,000 square feet.

          The putting surface shall be prepared for overseeding by aerifying not later than 30 days prior to overseeding and verticutting weekly starting three to four weeks prior.

          Overseeding shall be topdressed 1/8" with material similar to green construction materials or an approved sand/organic mixture. A complete fertilizer shall be applied immediately prior to seeding. Greens shall be irrigated sufficient to remain moist but not soaked until all seed has germinated.

          During germination period, cup shall be changed frequently. First mowing shall be at 5/16" reducing to normal cutting heights gradually.

          A preventive program of fungicide applications shall be maintained starting two days after overseeding.

     G. Spiking of all greens and practice greens shall be performed as needed between aerifications to maintain water infiltration.

     H. Fertilization - All greens, practice greens, and nurseries shall be fertilized with nitrogen, phosphorous, potash, and other elements as needed to maintain color, growth, health and turgidity of the turf, without allowing excessive or succulent growth.

          The goal of the greens fertilization program is to provide the best possible putting surface, not to produce the maximum amount of growth.

     I. Fungicides - All greens, practice greens and nurseries shall receive appropriate fungicide applications to prevent and/or control fungal disease activity.

     J. Weed Control - All greens, practice greens and nurseries shall be maintained free of undesirable grasses and weeds. Pre-emergent herbicides shall be used as necessary to prevent intrusion into the greens of weeds difficult to eradicate such as goosegrass, crabgrass, etc.

     K. Insecticides - All greens, practice greens and nurseries shall be treated as necessary to prevent or halt insect damage.

2.   TEES - ALL AREAS USED FOR TEE SURFACE.

     A. Mowing - All tees shall be mowed at a height between 3/8" - 5/8" three times per week during growing season and as necessary during off-season.

          B. Topdressing - All worn areas on tees shall be topdressed at least weekly to fill divots and level tee surface. Topdressing material shall contain seed of annual or perennial ryegrasses, or other species as appropriate.

          C. Overseeding - All tees shall be overseeded at a rate of not less than 10 lbs./1,000 square feet, approximately two to three weeks before the first expected annual frost. Seed used shall be a suitable species or blend.

          D. Set up - Tee markers and all tee equipment shall be moved daily for proper play and control of turf wear.

          E. Weed Control - Tees shall be kept weed free to an extent of at least 90% of the area by the proper and timely application of pre- and/or post-emergent herbicides.

          F. Vertical Mowing - All tees shall be verticut as necessary to control mat or thatch build-up.

          G. Aerification - All tees shall be aerified at least every two months from March through October and as necessary during the remainder of the year.

          H. Fertilization - All tees shall be fertilized with nitrogen, phosphorous, potash, and other elements as needed to maintain color, growth, health and turgidity of the turf, without showing excessive or succulent growth.


     3. FAIRWAYS - ALL AREAS OF PLAY EXCEPT GREENS, TEES, ROUGHS AND NATURAL GROWTH AREAS.

          A. Mowing - All fairways shall be mowed at least three times per week at a height between 1/2" - 7/8" during the growing season and as needed for the balance of the year.

          B. Aerification - All fairways shall be aerified a minimum of three times per year during the growing season. Aerification holes shall not exceed a spacing of eight inches on center or be of a diameter of less than 1/2".

          C. Fertilization - All fairways shall be fertilized with nitrogen, phosphorous, potash, or other elements as needed to maintain color, growth, health and turgidity of the turf, without allowing excessive or succulent growth.

          D. Vertical mowing - All fairways shall be verticut as necessary to control mat or thatch build-up.

          E. Weed control - Fairways shall be kept weed free to an extent of at least 90% of the area by the proper and timely application of pre- and/or post-emergent herbicides.

     4. ROUGHS. All turfed areas of play except greens, tees, fairways and natural growth areas.

          A. Mowing - All roughs shall be mowed weekly during the growing season and as necessary during the balance of the year, at heights between 3/4" and 1-1/2". Rough height shall not exceed 2" without the direct approval of the regional superintendent, and rough mowing shall not be suspended for any tournament without such approval.

          B.  Aerification -

              (1) Fairway-to-tree-line play areas shall be aerified at least two times per year.

              (2) Within wooded play areas - as necessary to establish and/or maintain turf.

          C. Fertilization - Roughs shall be fertilized as necessary to maintain turf.

          D. Weed Control - Shall be performed as necessary to prevent seed formation and to allow proper play.

     5. NATURAL GROWTH AREAS. All areas in which native or introduced vegetation is allowed to survive without routine mowing, cultivating, irrigation or other routine maintenance procedures. May be out of play areas, steep slopes, barriers, windbreaks, nature trails, etc. Such areas are to be maintained free of excessive trash, noxious weeds and vertebrate pests, and in such manner as to comply fully with fire department regulations or other such regulations as may apply. Such natural growth areas may be improved and may from time to time be subjected to irrigation, cultivation, pruning, or other such practices as may be necessary or desirable to establish or maintain them.

     6. PLANTERS - ALL AREAS PLANTED WITH ORNAMENTAL PLANTS, NOT INTENDED FOR GOLF PLAY AND HAVING A DEFINABLE BORDER.

          A. Clean-up - All planters shall be maintained free of trash and debris.

          B. Weed Control - All planters shall be maintained free of weeds by mechanical and/or chemical means.

          C. Trimming - The plant material (trees, shrubbery and ground covers) in planters shall be trimmed for protection from wind, insect damage, and for appearance.

     7.   TREES - ALL TREES WITHIN THE PROPERTY LINES OF THE GOLF COURSE.

          A. Stakes - Trees shall be staked as necessary until of sufficient size to stand unassisted. Stakes shall be removed as soon as possible.

          B. Pruning - All trees shall be properly pruned for protection from wind and pests as well as for appearance and safety.

          C. Irrigation - All trees shall be irrigated to provide adequate moisture for normal growth.

          D. Mowing - Large area mowers shall not be used within one foot of the trunk of any tree.

          E. Removal and Replacement - When appropriate, all dead trees, for whatever cause, shall be removed. Any necessary replacement shall be with a tree of appropriate type and size.

     8.   IRRIGATION - ALL EQUIPMENT REQUIRED TO IRRIGATE ALL AREAS OF THE
PROPERTY.

          A. Repair or replace all heads, valves, controllers, wiring, and pipe as needed to maintain the proper operation of the entire golf course irrigation system (including greens, tees, fairways, planters, flower beds, etc.) on an on-going basis

          B. The golf course shall be irrigated as necessary to support the proper growth of golf turf and associated landscaping.


     9. FENCES - ALL FENCES AND WALLS, BLOCK, CHAIN LINK, OR BARBED WIRE, ETC. ON OR WITHIN BOUNDARIES OF THE PROPERTY.


          A.   Repair all broken or damaged fencing as necessary.

          B. Repair or replace as necessary all fences, gates and locking devices needed for the protection of the golf course or equipment.

     10. CLUBHOUSE AND STRUCTURES - ALL STRUCTURES WITHIN THE BOUNDARIES OF THE GOLF COURSE.

          A. Course Restrooms - All course restrooms shall be maintained daily to provide clean and sanitary facilities for the users and employees of the course. Soap, towels, toilet paper, etc. shall be provided in adequate quantity at all times. Portable facilities shall be maintained similarly.

          B. All buildings and structures shall be maintained in good repair at all times. Surrounding areas shall be maintained free of weeds, brush, disorganized junk or broken-down equipment, trash piles, etc. Interior areas shall be clean and neatly organized, safe and sanitary for customers and employees. Painting, rodent and insect control, and landscaping shall be performed as necessary. "Housekeeping" duties shall be assigned to all maintenance crew members and shall be performed daily.

          C. Cart Paths - Maintain all cart paths in a safe and clean condition and repair promptly as needed.

          D. The golf course superintendent is responsible for all facilities and structures maintenance not within the clubhouse area proper.

     11. EDGING. All sidewalks, patios and concrete cart paths must be kept edged. Edging around valve boxes, meter boxes, backflow preventers, etc. shall be done as needed to insure that there is no obstruction of play or maintenance from growth around these items.

     12. SAND TRAPS. All sand traps shall be edged as necessary to maintain an appropriate lip, raked daily and filled with fresh sand as needed to maintain a minimum 1 1/2" depth on slopes and 4" in the bottom. Replacement sand will be of a dust-free type, suitable for trap use.

     13. LANDSCAPED AREAS. The various planting areas throughout the course shall be cultivated, weeded, and pruned on a regular basis, with at least two replanting programs for annuals scheduled each year, depending on the length of the season.

     14. TRASH AND REFUSE. Shall be collected daily and removed from the property in a safe, sanitary and lawful manner as necessary to minimize or eliminate problems from refuse odors, insects, etc. Approved trash receptacles shall be conveniently stationed on tees and other appropriate areas and emptied daily.

     15. VERTEBRATE PEST CONTROL. Shall be routinely performed throughout the property on an on-going basis, in such a manner that vertebrate pest populations are steadily reduced and eventually eliminated.

     16. AQUATIC. All lakes, ponds and streams shall be maintained in a safe and sanitary manner and in good appearance.

     17. SOIL AND WATER. Analysis will be performed yearly by an approved professional laboratory.